UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Energy Corporation

(Name of small business issuer in its charter)

            Nevada                                          1400

(State or jurisdiction of incorporation         (Primary Standard Industrial Classification Code      (I.R.S. Employer Identification

          or organization)                                                       Number)                                                            Number)

6130 Elton Avenue, Las Vegas, Nevada 89107 Tel: 1-702- 216-0472 Fax: 1-604-697-8898.

(Address and telephone number of principal executive offices)

No.57, Xinhua East Street, Hohhot City, Inner Mongolia

(Address of principal place of business or intended principal place of business)

#703-1112 West Pender Street, Vancouver, BC V6E2S1 Canada

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	32,495,217	$0.19	$6,174,091.23	$726.69

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(1)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the deemed price shares were issued to our shareholders in a Regulation S offering.  The price of $0.19 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The information in this preliminary prospectus (“Prospectus”) is not complete and may be changed.  We may not sell these securities nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion, Dated ______________, 2005

PROSPECTUS

China Energy Corporation

All of the shares being offered, when sold, will be sold by the Selling Shareholders as listed in this prospectus.  The selling shareholders are offering:

32,495,217 shares of common stock

The shares were acquired by the selling shareholders directly from us in a private offering that was exempt from registration under the United States securities laws. We will bear all expenses related to the offering.

Our common stock is presently not traded on any market or securities exchange. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board following the effectiveness of this registration statement. The 32,495,217 shares of our common stock can be sold by selling security holders at a fixed price of $0.19 share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  Please note that these shares may be illiquid.

The Selling Shareholders may sell the shares as detailed in the section entitled “Plan of Distribution”.

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The purchase of the securities offered through this prospectus involves a high degree of risk.

SEE SECTION TITLED "RISK FACTORS" ON PAGE 7.

**************

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

**************

Dealer Prospectus Delivery Obligation

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

About us

We, China Energy Corporation (“CEC”), expropriate coal through our subsidiary Inner Mongolia Tehong Coal Group Co, Ltd. (“Coal Group”) and supply heating requirements throughout the Xuejiawan district through our subsidiary Inner Mongolia Zhunger Heat Power Co., Ltd. (“Heat Power”).  We acquired our subsidiaries on November 30, 2004.

Inner Mongolia Tehong Coal Group Co., Ltd.  (“Coal Group”)

We expropriate coal from our LaiYeGou coal mine located in Erdos City, Inner Mongolia, People’s Republic of China. Our trade consists of exploration, production, and processing, for both domestic heating and electrical generation purposes. Our principal sources of revenue are generated from local heating power industry and also acting as a broker facilitating transactions between buyers and sellers of various types of coal.

We produce approximately 500,000 tons of coal per year and have the capacity of producing approximately up to 1,200,000 tons subject to enhancement of productions lines in the next 2 years. The raw coal produced is non baking coal, with low sulphur and low chemical emission which satisfies government environmental protection standards. This type of coal is for general usage and for power generation, with heating capability of 6,800 -7,000 Kilocalories (“Kcal”).

Inner Mongolia Zhunger Heat Power Co., Ltd. (“Heat Power”)

We currently supply heating requirements throughout 55 hectares of the Xuejiawan district in Xuejiawan Town, Zhunger County with our 4 heating plants operated by our employees.  We obtain our supply of powdered coal required to generate electricity and heat production from Zhunger County Hadaigaole Village Hongtaizi Nuanshuigou Coalmine (“Nuanshuigou”), an unrelated, unassociated 3rd party.

We are in the process of expanding coverage in Xuejiawan to cover an additional 150 hectares where we will be providing both heating and electricity requirements, which is expected to be completed late 2005.

The market we operate in

Coal Group-Coal Industry

Inner Mongolia, being the third largest political unit in the country, and categorized constitutionally as an Autonomous Region, has a population of 24 million.  The whole of China’s population is 1.3 billion.

Coal mines in Inner Mongolia provides a prime source of coal for the much larger populations of China’s 23 provinces and 5 regions.

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Currently China’s demand for coal far exceeds supply.  China last year accounted for 35% of worldwide coal production.  Moreover, the energy production of China as one of the top power consumers in the world, second largest behind the United States, is dominated by coal. Under these current conditions with the demand gap for coal nation-wide, and to ensure sufficient quantities for its contracted customers, in addition to our own production, we also rely upon suppliers to meet a volume of our commitments.

Given these demands, we expect to expand our production capacity in the next 2 years to reach 2% of Inner Mongolia’s total annual coal output, accounting for 0.3% of all coal sources in all of China.

Heat Power-Heat and Power Industry

We have a 100% market share in Xuejiawan, from the monopoly received from the Inner Mongolia government to supply heating requirements to the area.  Our heating plants have the capability of supplying heating of 55 hectares.

The supply of electricity is currently under control of Inner Mongolia Electric Power Co., Ltd., a monopoly operated by the Inner Mongolia Government.  We have a contract with Inner Mongolia Electric Power Co., Ltd. to supply electricity requirements to the Xuejiawan district by way of merging of electrical networks together.  We will be supplying both heating and electricity requirements in this district once our expansion project is completed.  Please see below “Principal Products, Services and Their Markets- Expansion Project #1).

Differing Legal Systems

The Chinese market we operate in is governed under the laws of the People’s Republic of China (“PRC”), a different legal system than that of North American laws.  By laws, we mean encompassing laws such as environment, employment and corporate.

The following are some of the PRC laws that differ from North American laws that have a material effect on our operations and should be known by investors:

1.

Enforcement of civil action against persons in China may be difficult:

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2.

We are subject to other various PRC laws

The laws we are subject to are either similar to North American laws or to the best of our knowledge, are not materially affected by any differential law systems which would affect our operations or would warrant concerns among shareholders.

3.

Interpretation of agreements and other documentation translated to English may be difficult.

Most of the agreements we enter into and documentation we provide in the attached Exhibits were originally prepared in Chinese.  Although every attempt is made to translate these documents to plain English to the best of our ability, the language used may not be similar to North American standards.

The offering

We are offering 32,495,217 shares of our common stock at a price of $0.19 per share.  The shares offered are held by a principal shareholder and our officers and directors (“Selling Shareholders”).  Our officers and directors as a group before the offering beneficially hold 18% and officers, directors and 5% shareholders own an aggregate of 92% of our outstanding shares and will exercise control over matters requiring stockholder approval and will be able to elect all of our directors.  Such  control,  which may have the effect of delaying, deferring  or  preventing  a  change  of  control, is likely to continue for the foreseeable  future  and  significantly  diminishes  control and influence which future  stockholders  may  have  in  the  Company.

Our shares are currently not traded on any market or exchange and as a result may be illiquid until we are quoted on an exchange.

History and result of operations

CEC was incorporated in the state of Nevada on October 11, 2002 for the purpose of expropriating coal to meet the increasing demand in power and heating industries and also to expand thermoelectric plants and networks in rural developments.  Since our inception in 2000, our trade consists of exploration, production, processing, and transportation of raw coal for both domestic heating and electrical generation purposes and acting as a brokerage in facilitating coal trade buyers and sellers.   We also have heating plants located in the Xuejiawan district in which we have a monopoly granted to us by the Inner Mongolia government.

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For the years ended November 30, 2004 and 2003, for the six month periods ended May 31, 2005, and 2004 we generated a losses of $864,196, $1,098,170, and income of $1,955,119 and $223,911 respectively.

Within the next 2 years, we expect to expand our expropriation capabilities in the LaiYeGou mine by 240% from 500,000 tons to 1,200,000 tons, which will require capitalization of approximately $4 million.  Our expansion project in the Xuejiawan area requires $22.312 million to expand heating and power service network to surrounding suburbs to our current service area, of which $10 million will be financed through shareholder loans and the remainder through bank loans that we are currently negotiating.   To date, approximately $9.7 million has been financed through shareholder loans.

We estimate our cash requirements for the next 12 months will be approximately $7,050,000 in order to cover our working capital needs.  We currently are able to sustain our working capital needs through profits we generate and shareholder loans.

Our principal business office is located at No.57, Xinhua East Street, Hohhot City, Inner Mongolia. Our administrative branch office for North American investor relations and U.S. regulatory reporting is located at 6130 Elton Ave., Las Vegas, Nevada 89107.

We are constructing our website and expect it to be fully operational in the next 6 months.

THE OFFERING

This prospectus covers up to 32,495,217 shares of our common stock to be sold by selling stockholders identified in this prospectus.

Shares offered by the selling security holders:	32,495,217 shares of common stock, $0.001 par value per share
Offering price:	$0.19 per share
Common stock outstanding as of June 30, 2005:	45,000,000 shares
Common stock outstanding assuming the maximum number of shares are sold pursuant to this offering:	45,000,000 shares

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Number of shares owned by the selling shareholders after the offering:	0 shares. (1)
Use of proceeds:	We will not receive any of the proceeds of the shares offered by the selling shareholders.
Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends. See “Dividend Policy.”
OTC/BB symbol	Not available
(1)

This number assumes that each selling shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Selling shareholders are not required to sell their shares.  See "Plan of Distribution."

Summary Financial Information

Balance Sheet Data: (Consolidated)	Six months ended, May 31, 2005	Year ended, November 30, 2004
	(Unaudited)	(Audited)
Cash	$ 1,994,844	$ 1,687,816
Total Assets	15,883,101	12,882,323

Liabilities	6,205,132	5,159,953
Total Stockholders' Equity	9,677,489	7,722,370
Total Liabilities and Stockholder's Equity	15,883,101	12,882,323

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Statement of Operations (Consolidated)	Six months ended, May 31, 2005	Six months ended, May 31, 2004	Year ended, November 30, 2004	Year ended, November 30, 2003
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Sales	$ 5,735,714	$ 2,161,387	$ 4,145,205	$ 5,944,400
Gross Profit (Loss) from Operations	2,801,211	601,622	358,890	(583,268)
Selling and Administrative Expenses	652,452	456,399	925,894	502,593

Operating Income (Loss)	2,148,759	145,233	(567,004)	(1,085,861)

Net Income (Loss)	1,955,119	223,911	(864,196)	(1,098,170)

Net Income (Loss) Per Share	$0.04	$. 0.01	$ (0.02)	$ (0.07)
Weighted Average Number of Common Shares Outstanding	45,000,000	36,823,201	45,000,000	16,049,531

RISK FACTORS

All parties and individuals reviewing this Form SB-2 and considering us as an investment should be aware of the financial risk involved. When deciding whether to invest  or  not,  careful  review of the risk factors set forth herein and  consideration  of  forward-looking  statements  contained in this registration  statement  should  be  adhered to. Prospective investors should be aware of the difficulties encountered as we face all the risks, including competition, and the need for additional working capital.

***You should read the following risk factors

carefully before purchasing our common stock. ***

RISKS RELATING TO OUR BUSINESS

Compliance and enforcement of environmental laws and regulations may cause us to incur significant expenditures and resources of which we may not have.

Extensive national, regional and local environmental laws and regulations in China affect our operations.  These laws and regulations set various standards regulating certain aspects of health and environmental quality, which provide for user fees, penalties and other liabilities for the

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violation of these standards.  We believe we are currently in compliance with all existing China environmental laws and regulations.  However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent. Compliance in the future could require significant expenditures, which may adversely effect our operations. The enactment of any such laws, rules or regulations in the future may have a negative  impact  on  our  projected  growth,  which  could in turn decrease our projected  revenues  or  increase  our  cost  of  doing  business.

We are dependent on a few key personnel, being our officers and directors, with whom we currently do not have employment contracts.

We are substantially dependent upon the efforts and skills of our executive officers, WenXiang Ding, YanHua Li and WuSheng Liu, with whom we do not have employment contracts with either. They have no obligation to fulfill their capacities as executive officers for any specified period of time.   The loss of the services of any of the executive officers could have a material adverse effect on our business.

Our shareholders may not be able to enforce U.S. civil liabilities claims.

Our assets are located outside the United States and are held through a wholly-owned subsidiary incorporated under the laws of Nevada.  Our current operations are conducted in China.  In addition, our directors and officers are residents of countries other than the United States.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

We carry no insurance policies and are at risk of incurring personal injury claims for our employees and subcontractors, and incurring loss of business due to theft, accidents or natural disasters.

We currently carry no policies of insurance to cover any type of risk to our business except vehicle insurance. It is common practice in China not to carry such insurance.  Should any of such events occur, we are liable for all costs incurred to replace, repair and or compensate for incidences.  The costs incurred may adversely affect our operations and we may not have the necessary capital to sustain minimum working capital needs.

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We require the approval from the Inner Mongolia Government for all of our thermoelectric plant expansion projects and, as a result, could face delays for an indefinite period of time should the Government determine that such expansion project is not in accordance with the rate of economic growth projected over a certain period of time.

Our expansion project in DaLu Village is classified as an economic development zone and the Government is taking steps to monitor and control the economic growth in the area to ensure that the economy is developing at a stable rate and as a result, this project may be delayed as all economic projects in this area must be approved by the government planning committee.  Approval for this project is still in progress.

The prices we charge to supply heating in any area in China is determined by the Inner Mongolia Zhunger Pricing Bureau and we may not be able to recoup increases in the cost of raw materials or expenses for an undetermined period of time until application to increase prices is approved.

We are under application to increase the pricing structures of heat supply with the Inner Mongolia Zhunger Pricing Bureau as a result of increases in the cost of coal.  Should our application be rejected, this may effect the commencement or completion of new and existing expansion projects and we may require capital from other sources such as shareholder or bank loans which may not be available to us.

The minimum price at which we sell coal in any area in China is determined by the Coal Sales Association and if there is any decrease in demand for a particular type of coal, we cannot lower our prices beyond the minimum set price to adjust for a decrease in demand.

If the demand for a particular type of coal decreases, we are not able to decrease our prices in order to generate cash flow when needed until the Coal Sales Association determines such decrease is warranted.  We may not be able to sell coal at such minimum prices and as a result may not be able to meet working capital needs and expansion projects may be delayed indefinitely.

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RISKS RELATING TO THE OFFERING

There is no public market for our common stock and therefore the stock you purchase may be illiquid for an indefinite period of time.

There is no public market for the common stock.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, there can be no assurance that, even if our common stock is approved for quotation, an active trading market for our common stock will develop or be sustained.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 (the “Securities Exchange Act”) impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Our stock is controlled by directors, officers and principle shareholders for the foreseeable future and as a result, will be able to control our overall direction.

Our insiders, being the directors, officers own 18% and together with 5% shareholders own an aggregate of 92% of our outstanding shares.  As a result, the insiders could conceivably control the outcome of matters requiring stockholder approval and could be able to elect all of our directors.  Such  control,  which may have the effect of delaying, deferring  or  preventing  a  change  of  control, is likely to continue for the foreseeable  future  and  significantly  diminishes  control and influence which future  stockholders  may  have  in  the  Company. See "Principal Stockholders."

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The initial offering price of $0.19 per share is arbitrarily determined and bears no relation to market value.  The market value may be lower than $0.19 per share.

The initial offering price was arbitrarily determined by us based upon the price shares were last sold by us in our most recent Regulation S offering, pursuant to which  we entered into an Asset and Share Exchange Agreement (the “Agreement") (Exhibit 10.1) on November 30, 2004 with Coal Group and Heat Power, both Chinese corporations whereby we acquired all of the issued and outstanding stock of Coal Group valued at $7,255,140 and 49% of the issued and outstanding stock of Heat Power valued at $1,185,006, for a total of $8,440,146, in consideration of 45,000,000 of our common stock at a deemed price of $0.19 per share.  The Agreement was made in a non-arms length transaction and the value of our shares may be less than the initial offering price of $0.19.

FORWARD LOOKING STATEMENTS

This Form SB-2 includes forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning.  Various factors could cause actual results to differ materially from those expressed in the forward looking statements, including those described in "Risk Factors" in this Form SB-2.  We urge you to be cautious of these forward-looking statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Currency Exchange Between Chinese Renminbi and United States Dollars

While our consolidated financial statements are reported in United States dollars, a significant portion of our business operations are conducted in the Chinese currency Renminbi (“RMB”). In order to provide you with a better understanding of these operations as discussed in-depth in the section titled "Description of Business", we provide the following summary regarding historical exchange rates between these currencies:

China previously did not allow it's currency to float on the open market. Rather, the currency was tied it to the U.S. dollar. This means the RMB exchange rate versus the U.S. dollar was changed very infrequently. When it was changed, it tends to be very significant.  During a period of high inflation, a country with a fixed exchange rate such as China will use foreign currency reserves to hold their rate steady until those reserves are exhausted. In this instance the exchange rate change will tend to be significant.

On July 21, 2005, China changed it policy and no longer values its RMB in terms of US dollars.  With this change, the Renminbi is expected to increase.  The following exchange rates were in effect for Chinese Renminbi exchanged for United States dollars, calculated per the monthly average:

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Time Period-Month Ended	Average
November 30, 2004	8.2773
December 31, 2004	8.2763
January 31, 2005	8.2737
February 28, 2005	8.2755
March 31, 2005	8.2784
April 30, 2005	8.2787
May 31, 2005	8.2742
June 30, 2005	8.2797
August 31, 2005	8.2204

USE OF PROCEEDS

The common shares offered are being registered for the Selling Shareholders as specified herein.  The Selling Shareholders will receive all proceeds from the sale of common stock.

DETERMINATION OF THE OFFERING PRICE

The offering price was arbitrarily determined by us based upon the price shares were last sold in our most recent Regulation S offering.  Regulation S provides an exemption from registration to United States incorporated companies that sell their securities to individuals who are resident outside of the United States, provided that:

1.

the purchaser certifies that he or she is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person;

2.

the purchaser agrees to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 (the “Securities Act”) or pursuant to an available exemption from registration;

3.

the purchase agrees not to engage in hedging transactions with regard to securities purchased; and

4.

the company is required to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration.

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DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The Selling Shareholders below are offering 32,495,217 shares of common stock offered through this prospectus.  A total of 45,000,000 shares of common stock were issued on November 30, 2004 when we entered into the Agreement with Coal Group and Heat Power, whereby we acquired all the issued and outstanding stock of both companies valued at an aggregate of $8,440,146.  As a result, Coal Group and Heat Power became our wholly-owned subsidiary.  These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The following table provides as of September 26, 2005 information regarding the beneficial ownership of our common stock held by each of the selling stockholders.

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Name of Selling Shareholder		Beneficial Ownership Before Offering		# of Shares Offered	Beneficial Ownership After Offering (1)

		# of Shares	Percent (2)		# of Shares	Percent (2)

SanHu	An	400	*	400	0	0%
QingZe	Bai (3)	3,564,967	8%	3,564,967	0	0%
Qun	Ding (4)	4,197,200	9%	4,197,200	0	0%
WenHua	Ding (5)	2,886,571	6%	2,886,571	0	0%
PuiPui	Fong	591,700	1%	591,700	0	0%
Wang	Guo	400	*	400	0	0%
ZhiYong	Guo	384,619	*	384,619	0	0%
JiaWen	Han	100	*	100	0	0%
ShengLi	Hao	500	*	500	0	0%
PeiZen	Hu	152,575	*	152,575	0	0%
Yee	King (6)	2,400,000	5%	2,400,000	0	0%
JianGuang	Li	42,227	*	42,227	0	0%
Junhua	Li (7)	3,456,644	8%	3,456,644	0	0%
JunYan	Li	724,366	2%	724,366	0	0%
Zhimin	Li (8)	3,500,200	8%	3,500,200	0	0%
MeiYu	Liu	400,000	1%	400,000	0	0%
YuhHsin	Liu (9)	3,200,000	7%	3,200,000	0	0%
LiangMei	Qin	400	*	400	0	0%
PuYi	Qu	215,531	*	215,531	0	0%
Yun	Wang	35,189	*	35,189	0	0%
BoRenBaTu	Yang	187,559	*	187,559	0	0%
ShengJie	Yang	215,531	*	215,531	0	0%
LiHua	Zhang	215,531	*	215,531	0	0%
YongFu	Zhang	500	*	500	0	0%
Hangzhou Dayuan Group Co., Ltd. (10)		3,323,742	7%	3,323,742	0	0%
Xinghe County Haifu Coal Transportation & Sale Co., Ltd. (11)		2,798,765	6%	2,798,765	0	0%
Total		32,495,217	72%	32,495,217	0	0%

* Less than 1%

(1)

This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Shareholders are not required to sell their shares.

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(2)

The percentage is based on 45,000,000 common shares outstanding as of September 26, 2005.

The following are the addresses of the 5% shareholders:

(3)

QingZe Bai: No.3-10, Building23,HuLunBer North Road, XinCheng District, Hohhot City, Inner Mongolia, China 010050.

(4)

Qun Ding: No.2-1-3,N0.3 Jianshe North Street, Xincheng District , Hohhot City, Inner Mongolia 010010. Qun Ding is the spouse of Wenxiang Ding.

(5)

WenHua Ding: No.22-2, First Housing, Wendur Road, Dongsheng City, Inner Mongolia, China, 017000.  WnHua Ding is the brother of Wenxiang Ding.

(6)

Yee King: Room 2005, Ping Hei House, Tai Ping Estate, Sheung Shui, N.T. Hong Kong

(7)

Junhua Li: No. 27 Bungalow, Provincial No. 3 Printery Housing, Dongfeng East Road, ChangAn District, Shijiazhuang City, Hebei Province, 050000.

(8)

Zhimin Li:  Xichiyang Village, Donghoufang Town, Wuji County, Hebei Province, 052400.

(9)YuhHsin Liu: Room 1308, Wan De Mansion, No.1019 Shen Nan Zhong Lu, Shenzhen, China 518046.

(10) Hangzhou Dayuan Group Co., Ltd: No. 198 GongKang, Hangzhou City, Xhejiang Province, China 310015.

(11)

 Xinghe County Haifu Coal Transportation & Sale Co., Ltd: Overseas Apartment, Zhunguan Street, Xincheng District, Hohhot City, Inner Mongolia 010010.

The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

It is possible that the selling shareholders may not sell all of the securities being offered.

None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years; or has ever been one of our officers or directors.

Please refer to “Risks Relating to Our Business- Our shareholders may not be able to enforce U.S. civil liabilities claims.”

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PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the selling shareholders.  The 32,495,217 shares of our common stock can be sold by selling security holders at a fixed price of $0.19 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  Please note that these shares may be illiquid as these shares are not traded on a market or exchange.

To be quoted on the OTC Bulletin Board, we must engage a market maker to file an application for a trading symbol on our behalf to the National Association of Securities Dealers.  The market maker will make a market for our shares to be traded on the open market.  This process typically takes between 3 and 6 months.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.

on such public markets or exchanges as the common stock may from time to time be trading;

2.

in privately negotiated transactions;

3.

through the writing of options on the common stock;

4.

in short sales; or

5.

in any combination of these methods of distribution.

The sales price to the public may be:

1.

the market price prevailing at the time of sale;

2.

a price related to such prevailing market price; or

3.

such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with Rule 144 of the Securities Act. In general, under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1.

1% of the number of shares of the company's common stock then outstanding; or

2.

the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

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Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If any selling shareholders enter into an agreement, after effectiveness, to sell their shares to a broker-dealer as principal and the broker-deal is acting as an underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information regarding the plan of distribution, revising the disclosure in the registration statement and filing the agreement as an exhibit. Prior to such involvement, a broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

We are bearing all costs relating to the registration of the common stock. We estimate that the expenses of the offering to be paid by us on behalf of the selling shareholders is

$95,803.18. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

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1.

not engage in any stabilization activities in connection with our common stock;

2.

furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.

not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission (the “SEC”) has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

•

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

•

contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•

contains a toll-free telephone number for inquiries on disciplinary actions;

•

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•

contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

•

with bid and offer quotations for the penny stock;

•

the compensation of the broker-dealer and its salesperson in the transaction;

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•

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•

monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved with respect to the operations of the company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following information sets forth the names of our officers and directors, their present positions, ages and biographical information within the last 5 years.  Also provided is a brief  description  of  the  business  experience of our directors and executive officers  and significant employees during the past five years and an indication of  directorships  held  by  the  directors  in  other  companies subject to the reporting  requirements  of  the  Securities  Exchange  Act.

Name	Age	Position	Period Serving	Term (1)
WenXiang Ding	49	CEO, President, Director, Secretary and Treasurer	December 1, 2004 – November 30, 2005	1 year
YanHua Li	47	Director	December 1, 2004 – November 30, 2005	1 year
WuSheng Liu	42	CFO	December 1, 2004 – November 30, 2005	1 year

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(1)

Directors hold office until the next annual stockholders’ meeting or until a successor or successors are elected and appointed.

Mr. WenXiang Ding

Mr. Ding became our CEO, President, Director, and Treasurer on November 5, 2004.  Mr. Ding is responsible for implementing our investment projects, financial budgets and forecasts, overseeing research and development and human resources and marketing.

Mr. Ding is also responsible for our overall direction and various initiatives as needed from time to time in maintaining the health of the Company.   Mr. Ding is currently overseeing our marketing and public relations efforts in maintaining current customers and attracting new customers and also initiating contracts with sectors of the Inner Mongolia Government for expansion of electrical and heating networks.

In August, 2000, Mr. Ding became the Executive Director and General Manager of Coal Group where he brought his experience in the coal industry from serving as the Chief Accountant and, Operations Director of the People’s Republic of China General Political Department of Inner Mongolia Coal.  Mr. Ding also founded Heat Power in September 2003 where he serves as the General Manager.

Ms. YenHua Li

Ms. Li became our Director on November 5, 2004.  Her responsibilities include overseeing our finance and human resources departments.

Ms. Li is also the General Manager of Inner Mongolia XiangRong Commercial and Trade Co., Ltd. where she oversees the finance department and responsible for operations management and has been for the past 5 years.  XiangRong Inner Mongolia Commercial and Trade Co., Ltd are independent from us and we also do not have any business relations.

Ms. Li is the spouse of Wenxiang Ding.

Mr. Wu Sheng Liu

Mr. Liu became our CFO on November 5, 2004 and oversees our financial department, and works closely with Mr. Ding in implementing our investment projects, financial budgets and forecasts.

Mr. Liu brings his experience in financial management and internal audit from his work with Petro China Hohhot Oil & Chemical Branch from 1992-2003.

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Significant Employees:

Our significant employees are Mr. Ding, Ms. Li, and Mr. Liu, all of whom provide a significant contribution to our business.

Please refer to “Risks Relating to Our Business- We are dependent on a few key personnel being our officers and directors of which we currently do no have employment contracts with.”

Family Relationships:

There  are  no  arrangements  or  understandings between any of our directors or executive  officers,  pursuant  to which either was selected to be a director or executive  officer,  nor  are  there  any  family relationships among any of our directors  and  officers.

Involvement in Certain Legal Proceedings:

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years and which are material to an evaluation of the ability or the integrity of our directors or executive officers:

1.

any  bankruptcy  petition  filed  by  or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy  or  within  two  years  prior  to  that  time;

2.

any  conviction  in  a  criminal  proceeding  or being subject to a pending criminal  proceeding  (excluding  traffic  violations  and  other  minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.

being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

We do not have an audit committee financial expert nor do we have an audit committee established at this time.  We expect to establish this committee within the next 12 months.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 26, 2005 certain information regarding the beneficial ownership of our common stock by:

1.

each person who is known us to be the beneficial owner of more than 5% of the common stock,

2.

each of our directors and executive officers and

3.

all of our directors and executive officers as a group.

The persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.  No change in control is currently being contemplated.

As of September 26, 2005, 45,000,000 shares with a par value of $0.001 per share were issued and outstanding. We are authorized to issue 200,000,000 shares with a par value of $0.001 per share.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	% Class (1)
Officers and Directors:
Common Stock	WenXiang Ding, President, CEO, Director, Secretary No.1-3,Building 1,Residential Area, West Street, XinCheng District, Hohhot City, Inner Mongolia, China, 010010	12,504,583 (2)	28%
Common Stock	YenHua Li, Director No.1, Building 7, No.23 Jianshe Street, Xincheng District, Hohhot City, Inner Mongolia, 010010	703,786 (2)	2%
Common Stock	WuSheng Liu, CFO Xiguanjin Street, Kekeyiligeng Town, Wuchuan County, Inner Mongolia China, 011700	200	*

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Officers and Directors as a Group		8,097,211	18%
5% Shareholders:
Common Stock	QingZe Bai No.3-10, Building23,HuLunBer North Road, XinCheng District, Hohhot City, Inner Mongolia, China 010050	3,564,967	8%
Common Stock	Qun Ding No.2-1-3,N0.3 Jianshe North Street, Xincheng District, Hohhot City, Inner Mongolia 010010	4,197,200	9%
Common Stock	WenHua Ding No.22-2, First Housing, Wendur Road, Dongsheng City, Inner Mongolia, China 017000	2,886,571 (3)	6%
Common Stock	Yi Ding No.21, AnDeLi North Road, DongCheng District, Beijing, China 100000	4,407,572 (2)	10%
Common Stock	Yee King Room 2005, Ping Hei House, Tai Ping Estate, Sheung Shui, N.T. Hong Kong	2,400,000	5%
Common Stock	Junhua Li No. 27 Bangalow, Provincial No. 3 Printery Housing, Dongfeng East Road, ChangAn District, Shijiazhuang City, Hebei Province, 0500000	3,456,644	8%

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Officers and Directors as a Group		8,097,211	18%
Common Stock	Zhimin Li Xichiyang Village, Donghoufang Town, Wuji County, Hebei Province, 052400	3,500,200	8%
Common Stock	YuhHsin Liu Room 1308, Wan De Mansion, No.1019 Shen Nan Zhong Lu, Shenzhen 518046, China	3,200,000	7%
Common Stock	Hangzhou Dayuan Group Co. Ltd. No.198 GongKang, Hangzhou City, Zhejiang Province China 310015	3,323,742	7%
Common Stock	Xinghe County Haifu Coal Transportation & Sale Co., Ltd. Overseas Apartment, Zhuguan Street, Xincheng District, Hohhot City, Inner Mongolia 010010	2,798,765	6%

* Less than 1%

(1)

Based on 45,000,000 shares outstanding as of September 26, 2005.

(2)

Wenxiang Ding owns 7,393,225 directly, his spouse, YenHua Li owns 703,786, and his son, Yi Ding owns 4,407,572.  The total of these shares is 12,504,583.

(3)

Wenhua Ding is the brother of Wenxiang Ding.

DESCRIPTION OF SECURITIES

The securities being registered are 32,495,217 shares with a par value of $0.001 per share. Pursuant to our articles of incorporation, the total authorized capital is 200,000,000 shares with a par value of $0.001 per share, of which 45,000,000 shares are issued to 30 shareholders as of September 26, 2005.  This public offering consists solely of 32,495,217 shares of common stock being resold by selling shareholders at a price of $0.19 per share; therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

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All of our authorized shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.  Holders of shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.  Holders of shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available.  However, our present intention is not to pay any cash dividends to holders of shares but to reinvest earnings, if any.  In the event of our liquidation, dissolution or winding up the holders of shares are entitled to share pro-rata in all assets remaining after payment of liabilities.

Shares have no pre-emptive, conversion or other subscription rights.  There are no redemption or sinking fund provisions applicable to the shares.

Our articles and by-laws do not contain any provisions that would delay, defer or prevent our change in control.

Dividend Policy:

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Should we declare a dividend in the future, such dividend will be paid to shareholders on a pro rata basis in accordance with their shareholdings at such time.

Share Purchase Warrants:

We have not issued and do not have outstanding any warrants to purchase our shares.

Options:

We have not issued and do not have outstanding any options to purchase our shares.

Convertible Securities:

We  have  not issued and do not have outstanding any securities convertible into shares  or  any  rights  convertible  or  exchangeable  into  shares.

Changes in Control:

There are no arrangements which may result in a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of the Company.

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Accounting Matters

Our financial statements as of November 30, 2004 and 2003, appearing in this prospectus and registration statement have been audited by Robert G. Jeffrey, Certified Public Accountant, an independent auditor, as set forth in their report thereon, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

Legal Matters

The validity of the Shares offered hereby will be passed upon for us by Lonsdale Avenue Law Centre, a law firm located in Vancouver, British Columbia, Canada.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes ("NRS") and our bylaws.  Section 78.7502 of the NRS  provides  that a corporation may eliminate personal liability of an officer or  director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such  indemnification is limited if such party  acted in good faith and in a manner which he reasonably believed to be in or  not  opposed  to  the  best  interest  of  the  corporation.

Our  articles of incorporation and bylaws allow us to indemnify our officers and directors  up  to  the  fullest  extent  permitted  by  Nevada  law,  but  such indemnification  is  not automatic.  Our bylaws provide that indemnification may not  be made to or on behalf of a director or officer if a final adjudication by a  court  establishes  that the director or officer's acts or omissions involved intentional  misconduct,  fraud,  or  a  knowing  violation  of  the law and was material  to  the  cause  of  action.

Unless  limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful,  on  the  merits  or  otherwise, in the defence of any proceeding to which  the  director  was a party because of being a director of the corporation against  reasonable  expenses  incurred  by  the director in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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In  the  event  that  a  claim  for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful  defence of any action, suitor proceeding, is asserted by a director, officer  or  controlling  person  in  connection  with  the  securities  being registered,  we  will  submit  the  question of whether indemnification by us is against  public policy to an appropriate court and will be governed by the final adjudication  of  the  case.

ORGANIZATION WITHIN THE LAST FIVE YEARS

Business Development

China Energy Corporation-Parent Company

We were incorporated in the state of Nevada on October 11, 2002 for the purpose of expropriating coal to meet the increasing demand in power and heating industries and also to expand thermoelectric plants and networks in rural developments.for the purpose of coal exploration for heating and power generation.  We also act as a broker to facilitate coal sales.  We were formally known as “Omega Project Consultations Inc.” and on November 3, 2004 we changed our name to “China Energy Corporation”.

On November 30, 2004, we entered into a Share Exchange Agreement, attached in Exhibit 10.1, with Coal Group and Heat Power, both Chinese corporations, whereby we acquired all of the issued and outstanding stock of Coal Group valued at $7,255,140 and 49% of the issued and outstanding stock of Heat Power valued at $1,185,006 for a total of $8,440,146 for consideration of 45,000,000 of our common stock.  The remaining 51% is owned by Coal Group.  Please refer to “Coal Group: Subsidiary” below.  These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

As a result, Coal Group and Heat Power became our wholly-owned subsidiaries.  The shareholders of Coal Group and Heat Power unanimously agreed to enter into the Agreement for the purposes of restructuring itself in anticipation of becoming listed on the OTC Bulletin Board.  We were formed by shareholders of Coal Group and Heat Power for this purpose and prior to entering into the Agreement; we had no assets, liabilities, equity and had not issued any of our shares.  As a result of entering into the Agreement; the shareholders of Coal Group and Heat Power became our shareholders, whereby the 45,000,000 shares were issued.  The Agreement therefore was a non-arms length transaction.   Mr. Ding, Mrs. Li and Mr. Liu were our CEO, Director and CFO, respectively, when the Agreement was signed.

Business activities of Coal Group and Heat Power did not change as a result of this Agreement.

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For the years ended November 30, 2004 and 2003 and for the six month period ended May 31, 2005, and 2004, we generated a loss of $864,196, $1,098,170, and net income of $1,995,119 and $223,911, respectively.

Coal Group: Subsidiary

Coal Group, a China Corporation, was founded in August 2000 in Hohhot, the capital city of Inner Mongolia.  Coal Group has a business license from the Inner Mongolia Economy & Trade Committee.  The business license is attached in Exhibit 99.1.  Coal Group was formerly known as “Inner Mongolia Zhunger Tehong Coal Co., Ltd.”, and in December 2003 we changed our name to “Inner Mongolia Tehong Coal Group Co., Ltd.”

In June 1999 the LaiYeGou mine was acquired and the purchase contract is attached in Exhibit 10.3.  Since acquisition of LaiYeGou, Coal Group’s activities has been coal exploration for the purpose of supplying raw materials to heating and power industries, specifically to Zhejiang Fuxing Electric and Fuel Co., Ltd. and retail customers.

In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power.  That interest was acquired through a contribution of property which is used by Heat Power in its operations.  The property was capitalized as at its appraised value of $2,534,000.  In February, 2004 the Mr. Ding transferred this equity interest to Coal Group.  In March 2004, Coal Group sold 15% of its interest to another shareholder.  In August of 2004, a further 4% interest was sold to a shareholder leaving 51% to be owned by Coal Group.  The price for each of these transactions was proportionately equal to the total of the appraised value of the property contributed by Mr. Ding for the 70% equity interest in Heat Power.  In the case of each of these sales, the proceeds were loaned to Heat Power.  As a result the Share Exchange Agreement, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

Coal Group also has a 20% investment in Inner Mongolia LiTai Coking Co. Ltd. (“LiTai”).  LiTai is one of our principle customers, however, we do not view this as a concentration as a significant risk.  We do not exert control over LiTai.

Heat Power: Subsidiary

Heat Power, a China Corporation, was founded in September 2003 in Xuejiawan Town, Inner Mongolia.  Heat Power has the business licence as attached in Exhibit 99.2.

On July 29, 2003 Heat Power was granted the license and monopoly by the Zhunger County Government to provide the entire Xuejiawan area with its heating requirements.  This license is attached on Exhibit 10.2.  The monopoly was granted for an undetermined period of time and we maintain our production capabilities and predetermined prices set by the Zhunger County Government.  The license stipulated that heating requirements shall be supplied to the entire Xuejiawan area by October 2004, which was the forecasted completion date when the license was granted.  The delay was as a result of changes in design and harsh weather conditions making it

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difficult for construction to progress as scheduled.  Penalties will not be enforced by the Zhunger County Government.

Heat Power currently provides heating needs to users in 55 hectares of the Xuejiawan area with the 4 heating plants it currently has in place.   In October 2004, Heat Power signed an agreement with Zhunger County Hadaigaole Village Hongtaizi Nuanshuigou Coalmine (“Nuanshuigou”) to supply powdered coal to power its 4 heating plants.  The contract is attached in Exhibit 10.3.

Construction to expand coverage to an additional 250 hectares commenced in June 2004.  It is expected to be completed by late 2005.  The expansion will allow for supply of not only heating but also electricity requirements as well.

The supply of electricity is currently controlled under a monopoly operated by the Inner Mongolia Electric Power Co., Ltd; a division of the local government and therefore electricity it generates is sold to this monopoly.  It holds a license and monopoly for heating supply only.  The contract with Inner Mongolia Electric Power Co., Ltd is attached in Exhibit 10.3.

Other expansion projects are to service DaLu Village; however, this project is currently under review for approval by the Inner Mongolia Government.

Please refer to risk factor “We require the approval from the Inner Mongolia Government for all of our heat/power supply expansion projects and as a result could face delays for an indefinite period of time should the Government determine that such expansion project is not in accordance with the rate of economic growth projected over a certain period of time.”

Description of Business

Principal Products, Services and Their Markets

Coal Group

Coal Group owns and operates the LaiYeGou coal mine, a surface operation where current production is 500,000 metric tons per year.  Occupying an area of 315 hectares at the heart of Shen Fu County near the capital city of Hohhot, this surface coal mine has established geological reserves of 25.7 million tons with a production capability under available technology of 13.10 million tons. The product mined, using surface methods, is high quality, non-baking coal that has low sulphur, low phosphorus and low ash contents.

With such minimal harmful chemical contents, it meets the stringent environmental standards set by the Central Government of China.  The company’s environmentally friendly coal is ideal for general heating applications as well as for power generation, with a heat rating of 6,800–7,000 kcal.

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Coal Group Markets

Large Mass Coal

Of the 500,000 metric tons, 150,000 metric tons, or 30% of annual production, of large mass coal is produced.  Production of this mass coal fulfills the needs of its retail customers in Hohhot and in BaoTou, the second largest city in Inner Mongolia with a population of 1.96 million.  Retail customers purchase large mass coal for individual or commercial resale.  Coal Group has a sales department devoted to marketing efforts in expanding its sales network; however, sales of this product are mostly generated through referral through its existing customer base.  Most coal mines in the area do not engage in individual sale and have minimum purchase requirements and therefore deter the type of customers Coal Group attracts in its retail customer base.

Middle Mass Coal

50% of the mine’s output, or 250,000 tons, is middle mass coal.  Coal Group supplies approximately 50,000 tons to Inner Mongolia LiTai Coking Co. Ltd., located in Erdos City, WuRiTuGaoLe Town, Zhunger County, for coking purposes in connection with the production of steel.  The contract signed with LiTai is attached in Exhibit 10.4 and 10.5.  As mentioned previously, we have a 20% investment in LiTai.  The remaining 200,000 tons is sold in combination quantities of large, middle and powdered coal to retail customers.

The price of middle mass coal in generally is lower than of large mass or powdered coal and therefore it is not as frequently produced resulting in shorter levels of supply.  Current levels of production are maintained to meet requirements pursuant to the terms of the contract with LiTai.

Powdered Coal

The remaining 100,000 tons or 20% produced is powdered coal that is consumed by local power stations for electricity and heat generation purposes.  Coal Group supplies Zhejiang Fuxing Electric and Fuel Co., Ltd., which services the ZhejiangFuXing & JiangSu region with its electricity and heating needs.  The contract with Zhejiang Fuxing Electric and Fuel Co., Ltd is attached in Exhibit 10.6.

Coal Group is also targeting other power and electricity stations and in turn, increasing its production capabilities.   Each year, the China Coal Industry Association convenes a supply and sale meeting whereby contracts to supply coal to power stations are awarded to suppliers based on levels of production.  As of the previous meeting held in 2004, Coal Group was classified as one of the top 20 largest coal producers and, as a result, will be awarded with contracts to service various regions.  To date, Coal Group has not secured any new contracts; however we foresee that such contracts will be awarded to Coal Group when rural areas are developed or enhanced.

In response to the escalating demand for its coal products, Coal Group is investing in infrastructure improvements necessary for increasing annual production capability of the LaiYeGou Coal Mine by 240% to 1,200,000 tons per year.  Infrastructure improvements are expected to commence in

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early 2006.  The total cost for improvements including procurement of mining equipment would approximately be $4 million funded by through shareholder loans or funds raised in the public market.

Heat Power

Heat Power has 4 heating plants located throughout Xuejiawan district, with current production processes that can generate heating and electricity for 55 hectares.

The powdered coal supplied by Nuanshuigou has a heating capability of 4800-5500 kcal and is low sulphur, low phosphorus, medium ash, and high ash melting point, which satisfies the government environmental protection standard and is regarded as “Green Coal” or environmentally friendly.  Please refer to Exhibit 10.7.  Approximately 50,000 tons of coal per year is required to sustain these 4 heating plants.

Expansion Project #1: Xuejiawan

Heat Power is currently constructing an expansion project, in Xuejiawan, where such expansion would cover an additional 150 hectares for a total of 205 hectares including coverage of 55 hectares mentioned above, allowing for a centralized heat and electricity supply in the area with 146,000,000 Kilowatt of heat generated per year.  This expansion commenced in June 2004 for completion in late 2005.  The expansion is estimated to cost $22.312 million and is funded by $10,000,000 through shareholder loans and the remaining through bank loans with the Agriculture Bank and Huaxia Bank, with whom Heat Power has received a high grade in credit rating.  Heat Power is currently negotiating the terms of these bank loans.   With the expansion in place, Heat Power will require an additional 100,000 tons of powdered coal to sustain these thermoelectric stations.  With the increased need, Heat Power will require re- negotiations with either its existing supplier to increase its orders or it may open negotiations with other parties.

The Ministry of Finance and National Tax Administration Bureau has granted Value Added Tax (“VAT”) exemptions for heat supply industries operating in Inner Mongolia where VAT applicable on revenue or expenses will not be required to be remitted or withheld, respectively.  The exemption is effective for fiscal years ended after completion of construction of the plants.   Expenses paid for construction are subject to VAT.

To compute the VAT payable, the normal taxpayers need to separately calculate the output tax and the input tax for the current period. Then the difference between the output tax and the input tax `shall be the actual amount of VAT payable.

The formula for computing the tax payable is as follows:

Tax payable = Output tax payable for the current period - Input tax for the current period

(Output tax payable = Sales volume in the current period × 13%

Input tax payable=Expenses subject to VAT x 13%)

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The grant is attached in exhibit 99.3.  Tax exemptions were granted mainly as a result of the government encouraging economic development in the area.  Xuejiawan, prior to construction of the plants, did not have efficient methods of providing heating and electrical requirements to users, resulting in large amounts of raw material coal being consumed with very low levels of output of heating and electricity.  Its plants allowed for a more efficient and effective means for distribution with a centralized heat and electricity supply throughout the area.

Expansion Project #2: DaLu Village

Heat Power is also in the planning and design stages of developing a second, larger thermoelectric plant located in DaLu Village in Zhunger County, to cost approximately $50,000,000.  This project is to be funded by debt, shareholder loans and primarily through funds raised in the public market.

DaLu Village is classified as an economic development zone where transportation routes such as railways and highways are currently being constructed.  The government is taking steps to monitor and control the economic growth in the area to ensure that the economy is developing at a stable rate and as a result, this project may be delayed as all economic projects in this area must be approved by the government planning committee.  We foresee that by the time Heat Power raises the necessary funding, it would have received the approvals to commence this project, which we expect to occur in late 2006.

This project will supply 2x50 megawatts of heat and electricity from 450,000 tons of powdered coal or 146 million degrees Centigrade of power to be generated per year.

With the expansion in place, Heat Power will be required to explore options to acquire a coal mine in the area to meet the need for 450,000 tons of powdered coal.  Potential mines are being examined for levels of geological reserves however it has not applied for licenses or made any other arrangements for acquisitions at this time.

Please refer to “Risks Relating to our Business- We require the approval from the Inner Mongolia Government for all of our heat/power supply expansion projects and as a result could face delays for an indefinite period of time should the Government determine that such expansion project is not in accordance with the rate of economic growth projected over a certain period of time.”

Heat Power Markets

Heat Power’s marketing efforts are solely devoted to obtaining heat supply monopolies and contracts with monopolized divisions for supply of electricity through the Inner Mongolian government and related city planning authorities.  To obtain these monopolies, it must demonstrate that it can meet production capabilities in addition to other considerations such as the company’s operating history, and reputation of our directors and officers.  Contracts are usually awarded through government appointment through evaluating these criteria in submission of contract bids.  In addition, these contracts must specify prices charged which may be capped for a certain period as determined and approved by the local price control committee.  The monopoly is granted for an undetermined period of time given that it maintains our production capabilities and prices.

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Outlook on future demand for coal

Integral to China’s industrial expansion and related energy demand escalation at the present time, the Central Government is encouraging sectors to build more power stations, coking factories, calcium carbide factories and silicon iron factories across the country.  As a consequence, the future demand in China for coal; a key factor underpinning the output of power stations and such factories reaching 1.650 billion metric tons during the present calendar year, 1.820 billion metric tons in 2010 and 2.100 billion metric tons by 2020.  However, estimates of supply deficiencies also are sizable at 120 million metric tons, 250 million metric tons and 700 million metric tons in 2005, 2010 and 2020, respectively.   The coal industry is expected to grow at a rate of 9.5% per year.  Source: The China Daily.

In addition to the excess demand, transporting the coal from Shanxi Provice to Hebei Province proves to be a challenge as transportations routes are currently inefficient and or non-existent.  Currently, the development and improvements of roads and railways cannot keep up with levels of demand.  There are plans for Government City Planners to rectify this issue with allocating resources to bettering and building transportation systems; however, to our knowledge, these improvements are not expected to materialize for at least the next 5 years which could result in lost sales and other opportunities for expansion.

Distribution Methods and Installation

Distribution

Coal Group

Coal Group does not have methods of distribution as sales of its large, middle mass and powdered coal are largely being transported by customers.  We also transport our products by truck and also by railway for certain customers which request this service.

Heat Power

Supply of powdered coal is delivered to Heat Power’s plants facilitated by Nuanshuigou pursuant to the terms of our contract.  Nuanshuigou makes all necessary arrangements with third party transporters.    The distance between the mine and the plants is approximately 3 km.

The transportation industry is fairly competitive and Heat Power or Nuanshuigou could easily retain other transporters should there be a need.

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Subcontractors

Heat Power

Expansion Project #1: Xuejiawan

Construction of the plant commenced June 2004 for completion in November 2004.  However, because of changes made to designs of the plant and weather conditions, completion of construction has been delayed to late 2005.

Construction

The construction of thermoelectric plants are subcontracted to No.2 Metallurgy Building & Installing Co., Ltd, under 2 separate agreements for construction of chimney and cooling towers (refer to Exhibit 10.8), and construction for workshop space, coal shipping system, control panel, ventilation system and chemical water processing and filtration system (refer to Exhibit 10.9).

Construction for office space was contracted to Zhunger Gongxing Construction Engineering Co., Ltd. for completion in May 2005; however, for the same reasons mentioned above, construction will be completed late 2005.   Please refer to Exhibit 10.10.  Construction costs are approximately $270,000.

Installation

Installation of electrical components is subcontracted to Inner Mongolia Electric Power Building & Installing Co., Ltd, which are licensed electricians.  Please refer to Exhibit 10.11. Installation of electrical components will coincide with construction upon completion of section of the plant.  Installation costs are approximately $940,000.

Project Management

Heat Power has also retained Erdos City Tianbao Construction Building Supervising Co., Ltd. and Inner Mongolia Huake Construction Building Supervising Co., Ltd for project management services.  Please refer to Exhibit 10.12 and 10.13.  Project management costs are approximately $31,000 per annum.

The contract with Erdos City Tianbao Construction Building Supervising Co., Ltd. cost approximately $7,000, with two payments of $2,800 and one instalment of $1,400.

The contract with Inner Mongolia Huake Construction Building Supervising Co., Ltd. cost approximately $24,000, with payments made in 3 instalments of $7,200 each and one instalment of $2,400.

Please refer to “Risks Relating to Our Business- We carry no insurance policies and are at risk of incurring personal injury claims for our employees and subcontractors, and incurring loss of business due to theft, accidents or natural disasters.”

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Installation

Coal Group

Coal Group does not have methods of installation as coal it generates from the LaiYeGou mine is supplied to users for multi-purposes.  It is not responsible for the use or installation once it has been purchased.

Heat Power

Heat Power’s production flow chart is attached in Exhibit 10.14.

New Products

Heat Power is not developing any new products.  Its business activities only consist of construction of thermoelectric plants.  Plans for expansion or improvements of its facilities are contracted out to 3rd parties.

Competition

Coal Group

Due to existing market conditions as discussed above in the “Outlook on Future Demand of Coal”, we do not have competition in the usual sense of the term.  There are approximately 30,000 coal mining companies throughout China; however, since demand currently exceeds supply; competition is not a concern in the operation of our business.

We expect that China’s coal industry will remain a large, growing and chronically under-supplied customer base for the foreseeable future.

There are pressures from the Government to use nuclear power instead of coal due to environmental concerns; however, coal reserves in China are abundant and less expensive and a switch to other forms of resources to generate energy is unlikely.  China’s coal reserves are expected to last approximately 40 years.  Source: The China Daily-January 4, 2005.

Heat Power does not have competition as it receives a monopoly to supply heating and electricity requirements to serviced areas.

Availability of Raw Materials

Coal Group

Coal Group’s main production source, the LaiYeGou Coal Mine, is a shallow well, surface operation.  It employs a traditional approach to coal extraction.  We place a strong emphasis on

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safe methods of production consistent with China’s legal framework governing the mining industry.

As a result of limited supply and manufacturing constraints, Coal Group previously obtained approximately 300,000 tons of powdered coal from outside parties in order to meet the demand from heat power industries.  However, Coal Group has recently reduced supply to non- contracted sales, such as to retail customers, in order to ensure that contracted customers are supplied with their specified amounts as agreed upon.  To date, Coal Group has been able to meet such needs which reduce uncertainties surrounding whether short supply can be filled by outside parties.

Coal Group is also in the process of developing methods of expansion in order to generate annual production to a further 1,200,000 metric tons per year, increase production by 240%.  Expansion is expected to commence early 2006 or when the necessary funds are raised.

Heat Power

Heat Power obtains its need for powdered coal through a contract signed with Nuanshuigou Coalmine.   Nuanshuigou is its main supplier.  Heat Power currently requires 50,000 tons of coal per year to maintain the 4 heating plants and will require an additional 100,000 tons once the expansion project in XianJiaWan is completed.  Nuanshuigou Coalmine is contracted to meet supply up to for 50,000 tons per year and Heat Power has not secured a contract for further quantities.  Heat Power will negotiate terms of the contract with Nuanshuigou closer to completion date of the expansion project or may open negotiations with other 3rd parties.  It also obtains smaller quantities of powdered coal from other suppliers on a casual basis, with whom it does not have any formal contracts.  These suppliers are located close in proximity to Heat Power and are utilized should the need arise.

Dependence on Major Customers

Coal Group

As of November 30, 2004, Coal Group’s significant customers are as follows and make up 29% of its sales:

Company Name	Sales – 2004%
Zhejiang Energy Fuxing Fuel Co., Ltd (Exhibit 10.6)	704,500	20%
Shanghai Yongxin Material Co.,Ltd	313,000	9%
Total	$ 1,017,500	29%

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Heat Power

Heat Power’s revenues are 100% generated through its monopoly to service the Xuejiawan area’s heating requirements and electricity requirements through its contract with Inner Mongolia Electric Power Co., Ltd (Exhibit 10.3).

Patents, Trademarks and Labour Contracts

We do not have any trademarks on our trade name or logo or patents on our products or production processes.

Labour Contracts

Under the China’s National Labor Law, workers and employers of all types of enterprises are required to sign individual, as well as collective contracts for a one year term, renewable every year.  Please see “Effect of Government Regulation” below.  Our standard employment contract is attached in Exhibit 10.15.

Need for Government Approval

Coal Group obtained its business license on August 8, 2000 and Heat Power obtained its business license on September 28, 2003, both of which licenses are for a period of 10 years ended August 8, 2010 and September 28, 2013, respectively.   After these periods expire, Coal Group will be subject to inspection in order to extend its business license for another 10 years.  The extension of its business licenses is subject to passing safety and environmental inspections both in its mine and thermoelectric plants and examining previous inspection reports.  Any breeches in these laws may delay renewing of the licence until such matters are rectified.

Coal Group will be subject to regular random inspections by government authorities of its mines and quarterly inspections Heat Power’s thermoelectric plants to ensure compliance with consumer laws and safety and environmental rules and regulations on electric power.

Effect of Government Regulation

In addition to the need for government approval for our production as discussed above, to the best of management’s knowledge, we are subject to the following material laws and regulations:

Also refer to “Risks Relating to Our Business- Compliance and enforcement of environmental laws and regulations may cause us to incur significant expenditures and resources of which we may not have.”

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China National Labour Laws

(Source- U.S. Department of State- Country Report on Human Rights Practices-2003 China).  An excerpt of this report relating to Labour Laws is included in Exhibit 99.4.

We are subject to the following labour laws and to the best of our knowledge, we are not in violation of any labour laws in effect.

The Right to organize and Bargain Collectively: China’s National Labor Law, which entered into force on January 1, 1995, permits workers in both state and private enterprises in China to bargain collectively. The National Labor Law provides for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management, and should specify such matters as working conditions, wage scales, and hours of work. The law also permits workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Minimum Age for Employment of Children: China’s National Labor Law forbids employers to hire workers less than 16 years of age and specifies administrative review, fines and revocation of business licenses of those businesses that hire minors. Laborers between the ages 16 and 18 are referred to as “juvenile workers” and are prohibited from engaging in certain forms of physical work including labor in mines.

Acceptable Conditions of Work: The Labor Law provides for broad legal protections for workers on such matters as working hours, wages, and safety and health. The Trade Union Law invests unions with the authority to protect workers against violations of their legal rights or contractually agreed conditions of work. The Law on the Prevention and Treatment of Occupational Diseases, and the Production Safety Law identify responsibilities for work-related illness and accidents, and provide for specific penalties for violation of the law. However, there remained a substantial gap between the law’s formal provisions for work conditions and the actual situation in the workplace.

There was no national minimum wage. The Labor Law allows local governments to determine their own standards for minimum wages. Local governments generally set their minimum wage at a level higher than the local minimum living standard but lower than the average wage. Widespread official corruption and efforts by local officials to attract and keep taxpaying, job-producing enterprises that might otherwise locate elsewhere undercut enforcement of the minimum wage provisions.

The Labor Law mandates a 40-hour standard work week, excluding overtime, and a 24-hour weekly rest period. It also prohibits overtime work in excess of 3 hours per day or 36 hours per month and mandates a required percentage of additional pay for overtime work.

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Compliance with China National Labour Laws

We have complied with these China National Labour Laws as discussed above.  Our administration department takes a pro-active approach to ensuring that we and our employees adhere to labour laws.

The Role of the National Department and Reform Commission (NDRC)

The NDRC in its efforts to improve the efficiencies in coal mine operation, communication and transportation is taking the approach of shutting down smaller mines or any mine which does not meet its specified basic production requirements.   Our LaiYeGou mine is considered one of the larger mines in the area and therefore is not subject to these production requirements.  Our production levels are determined by market demand.

Heating Pricing Regulated by Zhunger Pricing Bureau

The price charged to supply heating to Xuejiawan users is regulated and controlled by the Inner Mongolia Zhunger Pricing Bureau, a division of the Inner Mongolia Government.  The pricing structure is approximately as follows:

1.

Residential:

$0.10 per square foot (RMB￥10/ m²)

2.

Commerce:

$0.15 per square foot (RMB￥13/ m²)

3.

Office:

$0.13 per square foot (RMB￥12/ m²)

These prices are in effect for fiscal 2003 and 2004 as stated on the Pricing Certificate attached in Exhibit 10.16.  As the prices for coal have increased, we are currently under application to increase the pricing structure.  All pricing must be approved by the Inner Mongolia Zhunger Pricing Bureau.

Please refer to “Risks Relating to Our Business- The prices we charge to supply heating in any area in China is determined by the Inner Mongolia Zhunger Pricing Bureau and we may not be able to recoup increases in the cost of raw materials or expenses for an undermined period of time until application to increase prices is approved.”

Coal Prices Regulated by Coal Sales Association

The price for mass coal (large, middle, and powdered individually sold) must be at least $13.30 (110 RMB) per ton and the prices for mixed coal (assortment of mass coal) must be at least $11.50 (95 RMB) per ton.  Prices set by the Coal Sales Association are reviewed on an annual basis.

Please refer to “Risks Relating to Our Business- A minimum price we sell coal in any area in China is determined by the Coal Sales Association and given any decrease in demand for a particular type of coal, we cannot lower our prices beyond the minimum set price to adjust for decrease in demand.”

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Research and Development

We are not devoting any resources to research and development efforts on our products.  The development efforts in expanding our production cycle and of constructing of new thermoelectric plants are subcontracted out to 3rd parties.

Compliance with Environment and Safety laws

Coal Group

The safety of Coal Group’s coal mine employees is governed under Coal Laws of China under the authority of the Coal Safety Production Bureau.  Such laws coincide with application and maintenance of its business license obtained through the Department of Geology and Mineral Resources.  Coal Group is required to pass random periodic safety inspections which check for gas and water seepage, ventilation, communication methods between in and outside of mine, any breach of environmental laws and certifications of employees who work in the mine.  Mine managers and staff must be trained and have mine management qualification certificate obtained through the Coal Safety Production Bureau.  To date, Coal Group has  not breeched any of the rules and regulations rendering its mine unsafe.  Mine managers on site perform daily safety inspections.

To date Coal Group has had no accidents or death occurring in its mine. Its safety manual is attached in Exhibit 99.5.

Heat Power

Safety in Heat Power’s heating plants are also regularly reviewed and monitored.  On a quarterly basis, tests are preformed on pressure vessels, insulation, levels of toxicity and moisture, and overall operational efficiency by local Work Safe Labour Departments and Electric Power companies operated by the PRC.

Heat Power also performs annual servicing of the plant and a major inspection and thorough evaluation every 3 years.  Such inspections are contracted out to civil engineering companies.

To date Heat Power has not breeched any safety rules and regulations as set forth by the PRC and Work Safe Labour Departments.

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Employees (See also “Description of Property” below)

Principle Business Office

Coal Group

Coal Group has a total of 34 full time employees, of which 15 are employed to operate the LaiYeGou coal mine.  The remaining 19 employees fill positions in its Administration, Accounting and Finance, Sales, Legal and Management department.

The Administration department is responsible for human resources, training, and payroll.  The department also evaluates all processes to ensure certain levels of efficiency are maintained and provides any support services to other departments should the need arise.

The Accounting Financial department is responsible for compliance with accounting principles and national tax laws, bookkeeping, preparing budgets and analysis of financial reports.

The Sales department is responsible for launching advertising campaigns, market research and customer service.

The legal department is responsible for all corporate matters relating to preparation of contracts and maintaining corporate books and records.

The Management department is responsible for overall direction and marketing efforts.  This department oversees all other departments.

Heat Power

Heat Power has 19 full time employees filling positions in our Administration, Finance, Heat Station Management and Project Management Departments.

Heat Power’s Administration and Finance departments have similar functions as Coal Group as above.

Its Heat Station Management department is responsible for inventory levels, purchasing, transportation, maintenance, safety, and overall management of the efficiency and operation of thermoelectric plants.

The Project Management department is responsible for design and productions process specifications of new projects and appointing and managing subcontractors.

In addition to these employees, Heat Power has over 200 employees working in its heating stations in Xuejiawan consisting of engineers, technicians and management staff overseeing operations.

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Administrative Branch Office

We have 2 consultants in our Administrative Branch Offices.  Consultants provide translation and EDGAR filing services.  The consultants also have access to legal counsel for the purpose of preparing the necessary reports to comply with regulations applicable to fully reporting companies.  Mr. Ding provides this office space rent free.

Please refer to “Risks Relating to Our Business- We carry no insurance policies and are at risk of incurring personal injury claims for our employees and subcontractors, and incurring loss of business due to theft, accidents or natural disasters.”

Reports to Security Holders

Annual Reports

We intend to file annual reports to security holders and the United States SEC on Form 10-KSB in accordance with the provisions of Section 12 of the Securities Exchange Act.  Such annual reports will include audited financial statements.

Periodic Reports with the SEC

As of the date of this registration statement, we have not been filing periodic reports with the SEC. However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis.  Hence, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies.

Availability of Filings

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  We currently do not have an internet website.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  The application of GAAP involves the exercise of varying degrees of judgment. The resulting accounting estimates will not always precisely equal the related actual results.  Management considers an accounting estimate to be critical if:

-

assumptions are required to be made; and

-

changes in estimates could have a material effect on our financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following is an analysis of our revenues and gross profit, details and analysis of components of expenses, and variance from November 30, 2004 compared to November 20, 2003.

November 30, 2004 vs. November 31, 2003: 358,890

	2004	% Sales	2003	% Sales
Sales	4,145,205	100%	5,944,400	100%
Cost of Sales	3,786,315	91%	6,527,668	110%
Gross Profit (Loss)	358,890	9%	(583,268)	-

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Sales for Coal Group were $3,532,502 in 2004 compared to $5,814,411 in 2003.  The decrease was as a result of the following:

-

Our broker fees fell as a result of customers buying directly from coal mines.  Coal Group at times acts as a broker, however in 2004; a number of our customers purchased their coal supplies directly from coal mines.

-

Coal Group did not renew contracts they had in 2003 with accounts which were not profitable.  Such contracts quoted the selling price of various coal products which did not cover costs.

-

Transportation of coal products by customers proved to be difficult as roads were being reconstructed and a limited amount of transportation units were able to access the mine.

-

Coal Group also changed its sales force during 2004 which were not as effective as previous sales people on staff the year prior.

Revenues generated by Heat Power in 2004 were $612,704 compared to $129,989 in 2003.  2003 operations were not at optimal levels as it was the 1st year of production.

Our Cost of Sales was higher in 2003 as a result of inventory which required to be written off due to spoilage.

The following is a summary of the expenses we incurred during the period.  Most expenses decreased in line with the decrease in sales except as otherwise noted:

Selling and General & Administrative Expenses (2004 - $925,894 vs. 2003 - $502,593)

	2004	% Sales	% Expenses	2003	% Sales	% Expenses	% Change

Salaries and Wages	51,766	1%	6%	36,587	1%	7%	41%
Depreciation	69,778	2%	8%	97,873	2%	19%	-29%
Repairs	38,974	1%	4%	144,873	2%	29%	-73%
Professional and other fees	675,403	16%	73%	180,043	3%	36%	275%
Other expenses	89,973	2%	10%	43,217	1%	9%	108%
Total expenses	925,894	22%	100%	502,593	8%	100%	84%

Salaries and wages increased as a result of retaining additional staff in our Project Management departments, overseeing the expansion project in Xuejiawan.  We also retained additional technical staff such as engineers and other technical staff.

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Depreciation decreased as a result of sale of a locomotive.  We received proceeds in the amount of $455,593 in 2004.  There were no sales of fixed assets in 2003.

Professional and other fees mainly consist of appraisals made in 2004 for a building, fixed assets, the coal mine, investments, and inventory.  We also retained financial consultants.

Interest Income, net (2004-$16,263 vs. 2003-$5,256)

We earned net interest income on bank balances held by Coal Group.  Bank charges paid were in the normal course of business and were not as a result from lines of credit or loans taken out.  The increase was a result of term deposits taken out during the year.

Performance indicators

We measure our performance through financial and non-financial measures consisting of the following.  Our performance is affected by trends and uncertainties which we have experienced thus far or foresee will occur.

Financial Measures:

1.

Achieve consistent sales levels of $8,000,000 each fiscal year.

Our sales are summarized as follows:

	May 31, 2005	May 31, 2004	Nov 30, 2004	Nov 30, 2003
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Sales	$ 5,735,714	$ 2,161,387	$ 4,145,205	$ 5,944,400

2.

Cash flows generated from collection of accounts receivables and customer advances (unearned revenues) of $500,000 per month.

3.

Age of accounts receivable average 3 months.

It is common in the coal industry to consider accounts receivables within 1 year old to be current.  This is a common perception not only in the industry we operate in but also among other industries as well.  Therefore increasing our collection period from current period of approximately 1.5 years to 3 months will be a challenge.  However, we may use other tactics such as offering discounts to encourage prepayments on contracts in order to meet these goals.

Collection of accounts receivables for users of our heating and electrical network varies from 4-6 months.

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Non Financial Measures:

1.

Increase of the number of coal customers to 400.

2.

Secure 50 contracted coal customers, preferably obtaining deposits prior to delivery of goods.

3.

Secure a further 2 more monopoly contracts with the Inner Mongolia Government to provide heating requirements in undeveloped rural regions.

Current trends in the Industry

Given the increase in demand for coal production for electricity and heating production, the Central Government is encouraging sectors to build more power stations, coking factories, calcium carbide factories and silicon iron factories across the country.  The coal industry is expected to grow at a rate of 9.5% per year.  Sources: China Daily.   A challenge in meeting this demand is transporting coal to nearby regions, such as Shanxi and Hebei Provinces, as transportation routes are currently inefficient or non existent.  These routes are expected to be completed in the next 5 years and, as a result, sales to these regions may not be at levels we desire until completion.

Coal Group does not have competition in the usual sense of the term as most other businesses experience in the industry on which we operate.  There are approximately 30,000 coal mining companies throughout China; however, since demand currently exceeds supply, competition is not a variable which warrants concern in the operations of our business.

China’s coal industry remains a large, growing and chronically under-supplied customer base for the foreseeable future.  There are pressures from the Government to use nuclear power instead of coal due to environmental concerns; however, coal reserves in China are abundant and less expensive and a switch to other forms of resources to generate energy is unlikely.  China’s coal reserves are expected to last approximately 40 years.  Source: China Daily.

The electricity and heating supply industry is also growing; however, the government is taking steps to monitor and control the economic growth in the rural areas to ensure that the economy is developing at a stable rate.  Our expansion project in DaLu Village is classified as an economic development zone and as a result, this project may be delayed as all economic projects in this area must be approved by the government planning committee.  We foresee that by the time we raise the necessary funding, we would have received the approvals to commence this project which we estimate will occur in late 2006.

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Liquidity and Capital Resources

Working Capital Needs:

As of November 30, 2004 we had a working capital of $1,764,658. Over the next 12 months, we will require approximately $7,050,000 to sustain our working capital needs as follows:

Materials, Labor, Overhead	$ 5,000,000
Selling Expenses	1,050,000
Administrative Expenses	1,000,000
Total	$ 7,050,000

We anticipate our sales generated and cash flows from collection of accounts receivables and customer deposits will be sufficient however given the history in the age of normal collection of accounts receivables, we may require other sources of capital.  This amount does not include funding for expansion projects.

Sources of Capital:

We expect our revenues generated to absorb these costs; however, if additional capital is needed, we will explore financing options such as shareholder loans.   Shareholder loans are payable on demand and interest is calculated at 6.13% per annum.  At this time, we will not be considering taking on any long-term or short-term debt from financial institutions within the next 12 months.

Shareholders loans are granted from time to time as required to meet current working capital needs.  We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

We may also receive capital contributions from our shareholders.

Plans for Expansion:

Coal Group

In response to the escalating demand for its coal products, Coal Group is investing in infrastructure improvements necessary for increasing annual production capability of the LaiYeGou Coal Mine by 240% to 1,200,000 tons per year.  Infrastructure improvements are expected to commence early 2006.  The total cost for improvements including procurement of mining equipment and construction and project management costs would approximately be $5,139,422 funded through shareholder loans or funds raised in the public market.  Plans for this expansion have not materialized at this time.

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Our budget for such expansion is as follows:

Hydraulic pressure bracket	$1,741,233
Integrated excavating machine	343,410
Ground strap machine	319,226
Transportation rubber strip	233,035
Excavating machine	205,562
Transportation machine	193,470
Ground strap machine	158,404
Ground strap machine	140,266
Railway line	119,202
Cable and accessories	112,455
Hung strap machine	85,611
Emulsification pump	54,414
Carrying bracket	54,414
Monocase stanchion bridge	53,204
Dormitory	48,368
Crane 1	36,276
Crane 2	36,276
Warehouse for equipment and raw material	24,184
Mine transformer substation	24,184
Restroom	24,184
Double speed winch	21,765
Attempering winch	18,622
Exhaust fan in No.3 well	18,138
Equipment switch	14,510
Portable transformer substation	12,092
Expansion of laneway	12,092
Cafeteria	12,092
Pipeline for water supply and dustproof	8,343
Pipeline for fluid supply	6,530
Excavating fan	6,046
Pump case for emulsification fluid	1,209
Electric drill	605
Construction and Project Management Costs	1,000,000
Total	$5,139,422

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Heat Power

Heat Power is currently developing a thermoelectric station in Xuejiawan, which commenced in June 2004 for completion late 2005.   The expected annual production is 168 million Kilowatt, where 10% or 16.9 million Kilowatt is allocated for consumption by the plant, leaving 151.2 million KW available for public consumption.

The budget is as follows:

Construction:
Construction	$ 2,470,000
Installation	940,000
Project Management	62,000
Total	$ 3,472,000

Fixed Assets:
Machinery and Equipment	$11,100,000
Building	7,550,000
Land	190,000
Total	$ 18,840,000

Total Cost	$ 22,312,000

Heat Power is also in the planning and design stages of developing a second, larger thermoelectric plant located in DaLu Village in Zhunger County, to cost approximately $50 million.  This project is to be funded by debt and shareholder loans and mainly through funds raised in the public market.

We have not applied for government approvals for the project yet and foresee that by the time we raise the necessary funding, we would have received the approvals to commence this project, which we estimate will occur in late 2006.

This project will supply heating and electricity from 450,000 tons of powdered coal or 146 million degrees Centigrade of power to be generated per year.

With the expansion in place, we will be required to explore options to acquire a coal mine in the area to meet the need for 450,000 tons of powdered coal.  Potential mines are being examined for levels of geological reserves; however, we have not applied for licenses or made any other arrangements for acquisitions at this time.

We do not know of any trends, events or uncertainties that are likely to have a material impact on our short-term or long-term liquidity other than those factors discussed above.

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Cash Flows

Operating Activities:

Our cash flows consumed by operating activities were $1,709,818 for 2004 compared to cash provided by operating activities of $846,049 in 2003.  The following summarizes the inflow and outflow of cash for these periods:

	2004	2003
Net loss	$ (864,196)	$ (1,098,170)
Decrease (increase) in accounts receivable	806,386	(1,107,623)
Increase (decrease) in customer deposits	(852,041)	4,343,455
Increase in advances to suppliers	(1,496,151)	(1,090,633)
Decrease (increase) in inventory	1,012,229	(482,703)
Other	(656,458)	1,779,838
Net Cash Provided (Consumed) By Operating Activities	$ (1,709,818)	$ 846,049

We received cash flows from accounts receivable as a result of collecting accounts which were outstanding for over 1 year decline in sales reason.  It is common in the coal industry to consider accounts current if they are outstanding for 1 year.  We normally have these accounts settled between 1.5 years and 2 years.  In 2004, we received collection on these accounts.

The collection of accounts for users of our heating and electrical network varies from 4-6 months.

We made additional advances to suppliers in 2004 as a result of materials/labor for our expansion project in Xuejiawan.

Investing Activities:

Our cash consumed by investing activities were $443,342 in 2004 of which mainly consists amounts expended on our thermoelectric plant in Xuejiawan totalling $2,011,964.  This project commenced in June 2004.

We also generated $1,288,082 from the sale of our investment in heat power.  Our current ownership is 51%.

We also received proceeds in the amount of $455,593 from sale of fixed assets consisting of a locomotive.

In 2003, cash consumed by investing activities was $888,476 where we purchased office equipment and vehicles.

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Financing Activities:

Our cash flows from financing activities were $2,931,229 in 2004 of which we obtained shareholder loans, substantially from our President, Mr. Ding.  These loans are without stated terms of repayment and interest is charged at 6.13% per annum.  In 2003, cash flows provided were $930,289.  Shareholder loans were provided to fund our thermoelectric plant in Xuejiawan.

Material Commitments

We do not have any material commitments for capital expenditures.  We have title to all our capital assets consisting of production equipment, automobiles, and office equipment.

Heat Power’s offices are currently leased on a month to month basis and Coal Group occupies space purchased previously in 1998.  Coal Group holds title to this property by form of a 50 year lease from the Government.  There are no amounts owing.

Seasonal Aspects

Coal Group’s business is seasonal in that sales are particularly low in February, due to the Chinese New Year holiday, during which time our business is closed up to 2 weeks.  Sales in March are usually higher than usual levels as a result.

Heat Power sales level relating to heat generation is particularly low from April through October as the climate in the region is high and therefore reducing heating requirements.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Six Months ended May 31, 2005 and 2004:

Revenues were $5,735,714 and $2,161,387 in 2005 and 2004 respectively.  The increase was as a result of changing market conditions.  Sales of coal increased and we received additional customers in the Xuejiawan area which we currently service for heating and electrical requirements.  This region is developing at a steady rate and as a result, the demand for coal for heating and electricity generation will increase.  We expect this trend to continue with other regions.

Selling and General & Administrative Expenses (2005 - $652,452 vs. 2004 - $456,399)

Selling expenses increased mainly due to an increase in professional fees relating to appraisals which we mentioned previously.  Salaries and wages increased as a result of retaining additional staff in our Project Management departments, overseeing the expansion project in Xuejiawan.  We also retained additional technical staff such as engineers and other technical staff.

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DESCRIPTION OF PROPERTY

Principal Business Office

Coal Group

Principal Business Office

Our principal business office is located at No.57, Xinhua East Street, Hohhot City, Inner Mongolia, where our Sales, Legal, administration, accounting, finance and Management Departments are located.  The third floor is approximately 5,050 square feet and is kept in good condition.

The office building was purchased by our President, Mr. Ding, in July 1998 on behalf of Coal Group and he subsequently transferred title to Coal Group once it obtained its business license.  The full purchase price has been paid and no amounts remain outstanding for this property.  The building has 3 floors and is 14,674 square feet.

We occupy the 3rd floor and the 1st and 2nd floors are occupied by XianGrong Restaurant.  Coal Group provides this space in exchange for property maintenance and catering services.   Catering services and various banquets held throughout the year for promotion purposes are approximately $25,000.  Coal Group does not have a formal agreement with XianGrong Restaurant.

The property certificates for each floor are attached in Exhibit 99.6 (1st floor), 99.7 (2nd floor), and 99.8 (3rd floor).

The land on which the office building is situated is leased from the PRC Government or previous holders of the lease for a period of 50 years, expiring in 2048.  A lease from the PRC Government grants use of land by obtaining a State Owned Land Usage Certificate and a lease obtained through previous lease holders grants use of land by obtaining a Collective Land Usage Certificate.  Land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years.  A regulation Coal Group must comply with in order to keep the lease is the use of the land as specified in the business license.  Any changes in use must be approved by the PRC Government.

LaiYeGou Mine

Location & Access

The location of the LaiYeGou mine is south-east of Gongjia Road and is approximately 230 hectares.  The location is central as is intersects with national highways making transportation and access to the mine to be easily accessible and central to regional areas.

Access to the property is monitored strictly by mine managers.  Prior to entering the premises, mine managers assess condition and safety reports from the previous day and determine location

______________________________________________________________________________________

and safety parameters for employees.  Condition and safety reports are prepared on a daily basis and serves as a basis where entry to the mine permitted and where employees are permitted to work.

Ownership & Previous Operations

In June 1999 the LaiYeGou mine was acquired and the purchase contract is attached in Exhibit 10.17.  The land in which the mine is located on is leased for a period of 50 years from the PRC Government.    As mentioned previously, land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years.  A regulation we must comply with in order to keep the lease is the use of the land as specified in the business license.  Any changes in use must be approved by the PRC Government.

Since acquisition of LaiYeGou, Coal Group’s activities have been coal exploration for the purpose of supplying raw materials to mostly heating and power industries and retail customers.  The LaiYeGou mine was previously owned by Inner Mongolia Dongsheng, Dongwang Cashmere and Weave Co., Ltd., which did not use the mine for any exploration.

In order to maintain our business license, we are required to pass random periodic safety inspections which check for gas and water seepage, ventilation, communication methods between in and outside of mine, any breach of environmental laws and certifications of employees who work in the mine.  Mine managers and staff must be trained and have mine management qualification certificate obtained through the Coal Safety Production Bureau.  To date, we have not breached any of the rules and regulations rendering our mine unsafe.  Mine managers on site perform daily safety inspections.

Current Conditions & Plans for Improvements

The LaiYeGou coal mine is a surface operation where current production is 500,000 metric tons per year.  Upon acquisition, we have made enhancements such as reconstruction of wider laneways for access to the mine and from mine to coal field, construction of 7 work stations and emergency exits, and improvements to draught system.   The total cost for the mine to be fully operational is approximately $480,000.

Our current program for exploration consists of expanding mining capabilities.  Our plans for development consist of increasing annual production capability of the LaiYeGou Coal Mine by 240% to 1,200,000 tons per year commencing later this year beginning with making infrastructure improvements.  The total cost for improvements including procurement of mining equipment would be approximately $4 million funded by way of shareholder loans or funds raised in the public market.

Equipment Used

The main equipment used on the mining site consists of drilling machines and central transformer substation and safety equipment consist of gas controller and exhaust fan which are located inside

______________________________________________________________________________________

the mine.  This equipment was purchased in 2000 and is kept in good condition.  The useful life of the equipment is 10 years.  Other plant and equipment used in the mine is as follows:

Plant & Equipment	Purchase Date	Cost	Useful Life
Warehouse	Jan. 2000	7,000	10
Dynamite storeroom	Jan. 2001	19,000	10
Cafeteria	Sep. 1999	3,000	10
Construction of work stations	Sep. 1999	5,500	10
No.1 office	Sep. 1999	16,000	15
No.2 office	Sep. 1999	15,000	15
Electric network	Sep. 2002	8,500	10
Electronic scale	June 2002	8,000	20
West bungalow	June 2002	8,500	20
Coal filter	May 2002	14,000	10
Construction for electronic scale	June 2002	3,300	10
Asphalt road	Aug. 2004	16,000	10

The source of power utilized for the equipment comes from a 10KV single circuit supplied by Changzhang Town and is converted to 380 volts by our transformer.  The voltage used on the surface of the mine and inside the mine varies from 220 to 380 volts and 127 to 380 volts, respectively.

Geological Reserves

Occupying an area of 230 hectares at the heart of Shen Fu County near the capital city of Hohhot, this surface coal mine has established geological reserves of 25.7 million metric tons.  As of May 2005, we have used 4.27 million tons and 21.43 million tons remain.   The product mined, using surface methods, is high quality, non-baking coal that has low sulphur, low phosphorus and low ash contents.  The estimate of geological reserves was made by Inner Mongolia Coal Field Geology Bureau, an independent 3rd party.  The survey was completed in May 2005.  Please refer to Exhibit  99.9.

The coal expropriated meets the stringent environmental standards set by the Central Government of China.  The company’s environmentally friendly coal is ideal for general heating applications as well as for power generation, with a heat rating of 6,800–7,000 kcal.

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Heat Power

Principal Business Office

Heat Power’s Administration, Finance, and Heat Station and Project Management Departments are located in Xuejiawan Town at No.1, Building 4, Residential Area, Ankangli, Inner Mongolia.

The administration department office is 968 square feet and consists of 6 employees.  The finance department office is 538 square feet and consists of 4 employees.  The Heat Station and Project Management Department office is 1,400 square feet and consists of 10 employees.

Upon completion of the expansion project in Xuejiawan, our offices will be moved to the location where thermoelectric plants will be constructed.  Construction of these plants will consist of office space of approximately 24,272 square feet where all our departments will be located.

Xuejiawan Thermoelectric Plant and Office Space

The 3.96 hectares land where the office building will be constructed and where our thermoelectric plant will be located is leased from the PRC Government for a period of 50 years, expiring in 2053.  Land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years.  A regulation we must comply with in order to keep the lease consists of using the land as specified in the business license.

We do not acquire real estate for the purpose of realizing capital gain or for income.  We do not hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in entities primarily engaged in real estate activities, nor do we expect to do so in the future.

Administrative Branch Office

Our administrative branch office for North American investor relations and U.S. regulatory reporting is located at 6130 Elton Ave., Las Vegas, Nevada 89107.

Our telephone number is 702-216-0472 and our fax number is 604-697-8898.  The facility includes answering and English/Chinese translation services, EDGAR filing services, fax services, reception area and shared office and boardroom meeting facilities. This office is provided rent free by our President, Mr. Ding, and is kept in good condition.  There are currently no proposed programs for the renovation, improvement or development of the facilities that we currently use.  We believe that this arrangement is suitable given the nature of our current operations, and also believe that we will not need to lease additional administrative offices for at least the next 12 months.

______________________________________________________________________________________

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Subsidiary

On November 30, 2004, we entered into a Share Exchange Agreement with Coal Group and Heat Power, both Chinese Corporations, whereby we acquired all the issued and outstanding stock of Coal Group worth $7,255,140 and 49% of the issued and outstanding stock of Heat Power worth $1,185,006, for a total of $8,440,146 for consideration of 45,000,000 of our common stock.  These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The remaining 51% of Heat Power is owned by Coal Group.  In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power.  That interest was acquired through a contribution of property which is used by Heat Power in its operations.  The property was capitalized as at its appraised value of $2,534,000.  In February, 2004 the Mr. Ding transferred this equity interest to Coal Group.  In March 2004, Coal Group sold 15% of its interest to another shareholder.  In August of 2004, a further 4% interest was sold to a shareholder leaving 51% to be owned by Coal Group.  As a result the Share Exchange Agreement, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

As a result, Coal Group and Heat Power became our wholly-owned subsidiaries.  The shareholders of both companies unanimously agreed to enter into the Agreement for the purposes of restructuring itself in anticipation of becoming listed on the OTC Bulletin Board.  We were formed by the shareholders of Coal Group and Heat Power for this purpose and prior to entering into the Agreement; we had no assets, liabilities, equity and had not issued any of our shares.  As a result of entering into the Agreement; the shareholders of Coal Group and Heat Power became our shareholders wherein the 45,000,000 shares were allocated based on the capital contributions or ownership of Coal Group and Heat Power.  The Agreement therefore was a non-arms length transaction.

Shareholder Loans

Our shareholders advanced the following amounts to us for the purposes of satisfying our working capital needs.  These amounts represent net advances or repayments made during the period:

Net Advances
Total December 31, 2003	$ 930,289

2,786,249
Interest Charged	63,711
Balance December 31, 2004	$ 3,780,249

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During the 6 months ended May 30, 2005, we received an additional $ 1,201,130 in shareholder loans.

These loans are payable upon demand and interest is charged at 6.31% per annum on balances owing.  We have no formalized agreements with Mr. Ding guaranteeing that certain amounts of funds will be available to us.  We may exhaust this source of funding anytime.

We expect this source of funding to continue; however, in the event shareholder loans are no long granted to us, we may obtain long or short term financing or downsize our operations.  There are no formal agreements in place with respect to shareholder loans.

To date, we have not entered into any transactions with promoters, our directors or officers or principle shareholders.

Investments in Related Parties

In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power.  That interest was acquired through a contribution of property which is used by Heat Power in its operations.  The property was capitalized as at its appraised value of $2,534,000.  In February, 2004 the Mr. Ding transferred this equity interest to Coal Group.  In March 2004, Coal Group sold 15% of its interest another shareholder.  In August of 2004, a further 4% interest was sold to a shareholder.  The price of each of these transactions was proportionately equal to the total of the appraised value of the property contributed by Mr. Ding for a 70% equity interest in Heat Power.  In the case of each of these sales, the proceeds were loaned to Heat Power.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is no public trading market for our shares in the United States or elsewhere.  We anticipate applying for a listing on the OTC Bulletin Board upon effectiveness of this registration statement.  There can be no assurance, however, that a public market will materialize.

Stockholders of Our Common Shares

As of September 26, 2005, we had 30 registered shareholders and 45,000,000 shares outstanding.

Rule 144 Shares

Not including shares registered in this prospectus, a total of 12,504,783 (45,000,000-32,495,217) shares of our common stock will be available for resale to the public after November 20, 2006 in accordance with the volume and trading limitations of Rule 144 of the Act.  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

______________________________________________________________________________________

1.

1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal 450,000 shares as of the date of this prospectus; or

2.

the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

There  are  no  outstanding  options  or  warrants  to  purchase,  or securities convertible  into  shares or equity compensation plans.  Our  issued  and  outstanding  shares  could be sold at the appropriate time pursuant  to  Rule  144  of  the  Securities  Act.

Dividends

We do not anticipate that we will declare any dividends in the foreseeable future.  Although  there  are  no restrictions  that  limit  our  ability  to  pay  dividends  on  our shares, our intention  is  to  retain  future  earnings  for  use  in our operations and the expansion  of  our  business.  We also do not have any securities authorized for issuance under equity compensation plans.

EXECUTIVE COMPENSATION

The following table sets forth certain information as to our three highest paid officers and directors for the fiscal years ended November 31, 2004 and 2003.

Summary Compensation Table

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended November 30, 2004 and 2003.

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LONG TERM COMPENSATION
						RESTRICTED
						OPTION
					OTHER ANNUAL	STOCKS/PAYOUTS	SARS	LTIP	ALL OTHER
NAME	TITLE	YEAR	SALARY	BONUS	COMPENSATION	AWARDED	($)	COMPENSATION	COMPENSATION

WenXiang Ding	President, CEO, Secretary and Director	2004		$-0-	-0-	-0-	-0-	-0-	-0-
		2003		$-0-	-0-	-0-	-0-	-0-	-0-

YanHua Li	Director	2004		$-0-	-0-	-0-	-0-	-0-	-0-
		2003		$-0-	-0-	-0-	-0-	-0-	-0-

WuSheng Liu	CFO	2004		$-0-	-0-	-0-	-0-	-0-	-0-
		2003		$-0-	-0-	-0-	-0-	-0-	-0-

We presently do not have any compensation agreement with Mr. Ding, Mrs. Li or Mr. Liu.  We do not pay our directors any compensation for a director to serve as a director on our board of directors.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Consulting Agreements

We do not have any employment or consulting agreement with any of our officers or directors and we will not pay our directors any amount for acting on the Board of Directors.

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FINANCIAL STATEMENTS

November 30, 2004 and 2004 (Audited)

Page

Accountant’s Audit Report

F-1

Consolidated Balance Sheets

F-2

Consolidated Statements of Operations and Earnings

    Accumulated

F-3

Consolidated Statements of Changes in Stockholders’ Equity

F-4

Consolidated Statements of Cash Flows

F-5

Notes to Consolidated Financial Statements

F-6

May 31, 2005 and 2004 (Unaudited)

Consolidated Balance Sheets

F-14

Consolidated Statements of Operations and Earnings

F-15

Consolidated Statements of Changes in Stockholders’ Equity

F-16

Consolidated Statements of Cash Flows

F-17

Notes to Consolidated Financial Statements

F-18

CHINA ENERGY CORPORATION

Consolidated Financial Statements

NOVEMBER 30, 2004

ROBERT G. JEFFREY

CERTIFIED PUBLIC ACCOUNTANT

61 BERDAN AVENUE

WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE

TEL:  973-628-0022

    IN NEW YORK AND NEW JERSEY

FAX:  973-696-9002

MEMBER OF AICPA

E-MAIL:  rgjcpa@erols.com

    PRIVATE COMPANIES PRACTICE SECTION

Board of Directors

China Energy Corporation

I have audited the accompanying consolidated balance sheet of China Energy Corporation as of November 30, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended November 30, 2004 and 2003.  These consolidated financial statements are the responsibility of the Company management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with the standards of Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Energy Corporation as of November 30, 2004 and the results of its operations and cash flows for the years ended November 30, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.

/s/Robert G. Jeffrey

ROBERT G. JEFFREY

June 30, 2005

Wayne, New Jersey

-F1-

CHINA ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

November 30, 2004

ASSETS
Current Assets:
Cash	$ 1,687,816
Accounts receivables	367,839
Advances to suppliers	2,586,784
Other accounts receivable	2,119,558
Inventory	162,614
Total current assets	6,924,611
Fixed Assets:
Office equipment and vehicles	3,880,633
Construction in progress	2,331,375
Total fixed assets	6,212,008
Less accumulated depreciation	354,722
Net fixed assets	5,857,286
Other Assets:
Long term investment	93,279
Deferred charges	7,147
Total other assets	100,426
Total Assets	$12,882,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	492,442
Accrued liabilities	62,680
Taxes payable	239,697
Other payables	584,885
Shareholder loans	3,780,249
Total current liabilities	5,159,953

Stockholders’ Equity:
Common stock: authorized 200,000,000 shares of $.001 par value; 45,000,000 issued and outstanding	45,000
Additional paid-in capital	10,148,119
Retained earnings	(2,470,749)

Total stockholders’ equity	7,722,370

Total Liabilities and Stockholders’ Equity	$12,882,323

The accompanying notes are an integral part of these financial statements.

-F2-

CHINA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended November 30, 2004 and 2003

	2004	2003

Revenue	$ 4,145,205	$ 5,944,400

Cost of sales	3,786,315	6,527,668

Gross profit (loss)	358,890	(583,268)

Operating expenses:
Selling	698,523	185,895
General and administrative	227,371	316,698
Total expenses	925,894	502,593

Operating loss	(567,004)	(1,085,861)

Other income (expense):
Interest income	16,263	5,256
Non-operating income	367	15,168
Non-operating expense	(27,785)	(1,198)

Loss Before Income Taxes	(578,159)	(1,066,635)

Provision for Income Taxes	286,037	31,535

Net Loss	$ (864,196)	$(1,098,170)

Net loss per share - Basic and Diluted	$(.02)	$(.07)

Weighted average number of shares outstanding	45,000,000	16,049,531

The accompanying notes are an integral part of these financial statements.

-F3-

CHINA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended November 30, 2004, and 2003

	Common Stock		Additional	Retained
	Shares	Amount	Paid in Capital	Earnings	Total

Balance, November 30, 2002	14,215,286	$14,215	$ 2,813,525	$ (508,383)	$ 2,319,357
Capital contributions	8,804,374	8,805	1,742,584		1,751,389
Net income for period				(1,098,170)	(1,098,170)

Balance, November 30, 2003	23,019,660	23,020	4,556,109	(1,606,553)	2,972,576
Capital contributions	21,980,340	21,980	5,592,010		5,613,990
Net loss for period				(864,196)	(864,196)

Balance, November 30, 2004	45,000,000	$45,000	$10,148,119	$(2,470,749)	$ 7,722,370

The accompanying notes are an integral part of these financial statements.

-F4-

CHINA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended November 30, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATIONS:
Net loss	$ (864,196)	$(1,098,170)
Charges not requiring the outlay of cash:
Depreciation	303,178	93,433
Gain on disposal of fixed assets	(166,906)	-
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	806,386	(1,107,623)
Increase (decrease) in customer deposits	(852,041)	4,343,455
Decrease (increase) in miscellaneous receivables	1,452,125	(2,313,979)
Increase in advances to suppliers	(1,496,151)	(1,090,633)
Decrease (increase) in inventory	1,012,229	(482,703)
Increase in taxes payable	145,789	94,394
Increase (decrease) in accounts payable and accrued liabilities	(2,050,231)	2,407,875
Net Cash Provided (Consumed) By Operating Activities	(1,709,818)	846,049
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of computers and automobiles	(175,053)	(243,639)
Increase in construction in progress	(2,011,964)	(311,275)
Proceeds of sales of fixed assets	455,593	-
Sales of long term investments	1,288,082	-
Increase in long term investments	-	(333,562)
Net Cash Consumed By Investing Activities	(443,342)	(888,476)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	144,980	-
Advances from stockholders	2,786,249	930,289
Net Cash Provided By Financing Activities	2,931,229	930,289
Net Change in Cash Balances	778,069	887,862
Cash balance, beginning of period	909,747	21,885
Cash balance, end of period	$1,687,816	$ 909,747

The accompanying notes are an integral part of these financial statements.

-F5-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

1.

ORGANIZATION and BUSINESS

Organization of Company

The Company is a Nevada corporation, formed October 11, 2002 as Omega Project Consultations, Inc.  The name was changed to China Energy Corporation on November 3, 2004.  On November 30, 2004, the Company acquired all of the equity interests of Inner Mongolia Tehong Coal Group Co., Ltd. (Coal Group) a corporation organized under the laws of the People’s Republic of China (China), in return for shares of common stock.  This acquisition has been treated in substance as a capital transaction; it was accounted for as a reverse merger, a procedure that treats the transaction as though Coal Group had acquired the Company.

Historical financial and other information of Coal Group will be presented in all public filings.  Under the accounting for a reverse merger, the assets and liabilities of the Company were recorded on the books of the continuing company at their market values which approximate net realizable value, and the stockholders’ equity accounts of Coal Group were reorganized to reflect the shares issued in this transaction.

The accompanying consolidated financial statements include the effect of the acquisition on the financial position of the Company and the results of its operations.  The consolidated statements of operations for the years ended December 31, 2004 and 2003 are based on the historical statements of operations of the Company and Coal Group and its subsidiary for those periods and assume the acquisition took place on January 1, 2003.

Business

Coal Group was organized in China on August 8, 2000 as Inner Mongolia Zhunger Tehong Coal Co., Ltd.  The name was changed in December 2003.  Coal Group produces coal and buys, sells and transports it, serving a large customer base in the Inner Mongolia District of China.  Coal Group owns a coal mine in the Inner Mongolia District.  The principal customer of this mine is a nearby coking factory.  The Company does not view this concentration as a significant risk.

-F6-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

1.

ORGANIZATION and BUSINESS (CONTINUED)

In September 2003, the principal shareholder of the Company acquired a 70% interest in Inner Mongolia Zhunger Heat Power Co., Ltd. (Heat Power), a China corporation which supplies hot water to a portion of the Xuejiawan area of the Inner Mongolia District.  In February, 2004 the shareholder transferred this equity interest to the Company.  During 2003, Heat Power was granted a license, which constitutes a monopoly, to supply hot water to the entire Xuejiawan area.  To provide for this requirement, construction began in 2004 on a thermoelectric plant.  When complete, this facility will produce hot water as a byproduct of power generation and will replace the facilities which now produce hot water.  The electricity will be sold to a local government agency which supplies the electricity needs of the Xuejiawan area.  Coal to power this thermoelectric plant will come from a local coal mine with which Heat Power has a supply contract.  The Company does not believe this concentration constitutes a significant risk.

Simultaneously with the acquisition of the capital stock of Coal Group, the Company also acquired in return for shares of its common stock the 49% of the capital stock of Heat Power not then owned by Coal Group.  As a result of that acquisition, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

For purposes of the statements of cash flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

Concentrations Of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short term receivables, advances to suppliers, accounts payable and accrued liabilities, and stockholder loans payable.  These instruments are denominated in the currency of China.  At November 30, 2004, Company cash balances were on deposit at financial institutions in China.

-F7-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recognition Of Revenue

Revenue is realized from sales of products.  Recognition occurs upon delivery.  In determining recognition, the following criteria are considered:  persuasive evidence exists that there is an arrangement between the buyer and seller; delivery has occurred; the sales price is fixed or determinable; and collectability is reasonably assured.

Fair Value Of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, receivables and advances, accounts payable, accrued liabilities and amounts due on shareholder loans, approximate their fair values at November 30, 2004.

Fixed Assets

Fixed assets are recorded at cost.  Depreciation is computed using the straight line method, with lives of five years for electrical and office equipment, ten years for transportation equipment, and 45 years for buildings.  The cost of the Coal mine is being written off as coal is extracted using a geological study to estimate the total quantity of coal available in the mine.

Income Taxes

Deferred income taxes are recorded to reflect the tax consequences or benefits to future years of any temporary differences between the tax basis of assets and liabilities and amounts recorded on the accounting records, and of net operating loss carryforwards.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimated.

Advertising Costs

The Company will expense advertising costs when the advertisement occurs.  There were no advertising expenses in 2004 and 2003.

-F8-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Net Income Per Share

The Company computes net income (loss) per common share in accordance with SFAS No. 128, “Earnings Per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net income (loss) per common share are computed by dividing the amount available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period.  Accordingly, the number of weighted average shares outstanding as well as the amount of net income per share are presented for basic and diluted per share calculations for all years reflected in the accompanying financial statements.

Segment Reporting

Management accounts for the operations of the Company in two segments:  Coal Group and Heat Power.

3.

RELATED PARTY TRANSACTIONS

In July 2003, a shareholder of Heat Power loaned Heat Power RMB700,000 ($84,572); this stockholder made further advances to Heat Power during the remainder of the 2003 year which totalled RMB2,200,000 ($265,797).  During July and September 2003, the president who is the largest shareholder of the Company made loans to Heat Power which totalled RMB7,000,000 ($845,717).

In September 2003, the president of the Company acquired a 70% interest in Heat Power in return for assets to be used in the business of Heat Power, with an appraised value of 20,973,023 ($2,534,000).  This stock interest was transferred to the Company in February 2004 in return for a Company obligation; the obligation was later converted to an equity interest.  This transaction was valued by an independent appraisal.

In February 2004, a shareholder loaned RMB1,000,000 ($121,000) to Heat Power.  On the same day the Company loaned RMB3,000,000 ($362,000) to Heat Power.

In April 2004 a shareholder loaned RMB10,000,000 ($1,210,000) to Heat Power.  In June 2004, the same shareholder loaned another RMB 6,250,000 ($755,000) to Heat Power.

-F9-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

3.

RELATED PARTY TRANSACTIONS (CONT’D)

In September 2004, another shareholder loaned RMB4,500,000 ($544,000) to Heat Power.  In October 2004, the president of the Company loaned RMB4,906,784 ($593,000) to Heat Power.

All of these shareholder loans bear interest at 6.31% and are due on demand.  The total amount due on these loans at November 30, 2004 was $3,780,249.

In March 2004, the Company sold 15% of its interest in Heat Power to a Company shareholder.  In August of 2004, the Company sold another 4% interest in Heat Power to another Company shareholder.  The price of each of these transactions was proportionately equal to the total of the appraised value of the property contributed by the Company president for a 70% equity interest in Heat Power – see above.  In the case of each of these sales, the proceeds were loaned to Heat Power.

The proceeds of these loans have been used by Heat Power to fund construction of a thermoelectric plant. Interest on the loans has, therefore, been capitalized as part of construction cost.

On December 3, 2003 a substantial capital contribution was made to Coal Group by a group of four shareholders who together own a majority of the stock of the Company.  That contribution is described in Note 6.

1

SHAREHOLDER LOANS

The shareholder loans are due on demand and bear interest at 6.31%.

1.

SEGMENT REPORTING

The Company is made up of two segments of business, Coal Group which derives its revenue from the mining and purchase and sale of coal, and Heat Power which derives its revenue by providing hot water to residents and businesses of a local community.  Each of these segments is conducted in a separate corporation and each functions independently of the other.

During the periods reported there were no transactions between the two segments.  There also were no differences between the measurements used to report operations of the segments and the consolidated operations of the Company.  In addition, there were no differences between the measurements of the assets of the reported segments and the assets reported on the consolidated balance sheet.

Significant financial statement amounts are presented below, by segment.

-F10-

Summary of Segment Operations

For the Years Ended November 30,

	2004			2003
	Heat Power	Coal Group	Total	Heat Power	Coal Group	Total
Sales to external customers	$ 612,704	$3,532,502	$ 4,145,205	$ 129,989	$ 5,814,411	$ 5,944,400
Intersegment revenues	-	-	-	-	-	-
Interest income	-	16,263	16,263	-	5,256	5,256
Interest expense	-	-	-	-	-	-
Depreciation and depletion	249,197	53,981	303,178	20,766	72,667	93,433
Segment loss	(209,984)	(368,175)	(578,159)	(31,068)	(1,035,567)	(1,066,635)
Significant noncash items:
Gain on disposal fixed assets	-	166,906	166,906	-	-	-
Segment assets	8,883,401	3,998,922	12,882,323	8,644,680	3,821,308	12,465,988
Expenditures for segment assets:
Construction in progress	2,011,964	-	2,011,964	-	-	-
Other assets	45,229	129,824	175,053	-	243,639	243,639

-F11-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

6.

EXPENSES

Major items included in the selling and general and administrative expenses reported on the statements of operations for the years 2004 and 2003 are detailed below:

    2004

     2003

    Salaries and wages

$  51,766

$  36,587

    Depreciation

    69,778

    97,873

    Repairs

    38,974

  144,873

    Professional and other fees

  675,403

  180,043

    Other expenses

    89,973

    43,217

Total expenses

$925,894

$502,593

7.

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

There was no cash paid for interest during either the 2004 period or the 2003 period.  There was $202,252 paid for income taxes during 2004 and $13,059 paid during 2003.  There was no interest paid on the shareholder loans during either 2003 or 2004; all of the interest accrued on those loans has been capitalized by Heat Power.

In September 2003 the president of the Company, who is the largest Company shareholder, acquired a 70% interest in Heat Power.  That interest was acquired through a contribution of property which is used by Heat Power in its operations.  The property was capitalized as at its appraised value, which is RMB20,973,023 ($2,534,000).  On December 3, 2003 an additional capital contribution of RMB50,190,222 ($6,064,000) was made to the Company by four shareholders.  This capital contribution was composed of the following:  cash, RMB1,200,000 ($145,000); forgiveness of debt due to shareholders, RMB16,040,000 ($1,938,000); assumption of debt by shareholders, RMB24,445,957 ($2,953,000); contribution of a building to be used for Company business, RMB8,504,265 ($1,027,000).

The debt which was assumed has been satisfied by the shareholders.  The value of the building was determined by an independent appraiser.

-F12-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

8.

INCOME TAXES

The Company is required to file income tax returns in both the Untied States and China.  Its operations in the United States have been insignificant and income taxes have not been accrued.  In China, the Company files tax returns for Heat Power, Coal Group and, although it is part of Coal Group, a separate tax return is required for the operations of the coal mine.  During 2003, income taxes accrued for the coal mine.  During 2004 taxes accrued for Heat Power.  Net operating losses were reported on the other tax returns.  The laws of China permit the carryforward for a period of five years of net operating losses. At November 30, 2004, the Chinese entity had net operating losses of $2,675,488 available for future use.    If not used, these carryforwards will expire as follows:

2007

$1,065,188

2008

  1,374,292

2009

     236,008

Under SFAS No. 109, “Accounting for Income Taxes”, recognition of deferred tax assets is permitted unless it is more likely than not that the assets will not be realized.  The Company has recorded deferred tax assets as follows:

Deferred tax assets

$ 401,323

Valuation allowance

   401,323

Balance recognized

$            -

9.

CONTINGENCY

As is traditional in China, Coal Group and Heat Power do not carry insurance.

10.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncement to have a significant effect on the Company’s results of operations, financial position or cash flows.

-F13-

CHINA ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

May 31, 2005

	Six Months	Year Ended
ASSETS	May 31, 2005	November, 2004
Current Assets:	(Unaudited)	(Audited)
Cash	$ 1,994,844	$1,687,816
Note receivables	6,043	-
Accounts receivables	1,410,844	367,839
Other receivables	-	2,119,558
Prepaid expense	249,748	-
Advances to suppliers	4,411,682	2,586,784
Inventory	60,367	162,614
Total current assets	8,133,528	6,924,611
Fixed Assets:
Office equipment and vehicles	4,412,198	3,880,633
Construction in Progress	3,657,469	2,331,375
	8,069,667	6,212,008
Less accumulated depreciation	534,273	354,722
Net fixed assets	7,535,394	5,857,286
Other Assets:
Long term investment	214,179	93,279
Deferred charges	-	7,147
Total other assets	214,179	100,426
Total Assets	$15,883,101	$12,882,323
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	458,879	492,442
Advances from customers	753,380	-
Accrued liabilities	-	62,680
Taxes payable	-	239,697
Other liabilities	11,974	584,885
Shareholder loans	4,981,379	3,780,249
Total current liabilities	6,205,612	5,159,953
Stockholders’ Equity:
Common stock: authorized 200,000,000 shares of
$0.001 par value; issued and outstanding 45,000,000	45,000	45,000
Additional paid-in Capital	10,148,119	10,148,119
Deficit	(515,630)	(2,470,749)
Total Stockholders’ equity	9,677,489	7,722,370
Total Liabilities and Stockholders’ Equity	$15,883,101	$12,882,323

The accompanying notes are an integral part of these financial statements.

-F14-

CHINA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

For the Six Month Periods Ended May 31, 2005 and 2004

(Unaudited)

	Six Months May 31 2005	Six Months May 31 2004
Revenue	$5,735,714	$2,161,387
Cost of Sales	2,934,503	1,559,765
Gross Profit	2,801,211	601,622
Expenses:
Selling	615,717	281,696
General and Administrative Expenses	36,735	174,703
Total expense	652,452	456,399
Operating income	2,148,759	145,223
Other Income and Expense:
Other Income	3,154	79,251
Foreign exchange	1,780	42
Other Expense	(42,309)	(605)
Income Before Income Taxes	2,111,384	223,911
Provision for Income Taxes:
Current Provision	(156,265)	-
Net income	1,955,119	223,911
Deficit ,beginning	(2,470,749)	(1,606,553)
Deficit, end of period	$ (515,630)	$ (1,382,642)
Income Per Share -
Basic and Diluted	$ .04	$ .01
Weighted average number of shares outstanding	45,000,000	36,823,201

The accompanying notes are an integral part of these financial statements.

-F15-

CHINA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Six Months Ended May 31, 2005, and 2004

(Prepared Without Audit)

	Common Stock		Additional	Retained
	Shares	Amount	Paid in Capital	Earnings	Total

Balance, November 30, 2002	14,215,286	$14,215	$ 2,813,525	$ (508,383)	$ 2,319,357
Capital contribution	8,804,374	8,804	1,742,584		1,751,389
Net income for period				(1,098,170)	(1,098,170)

Balance, November 30, 2003	23,019,660	23,019	4,556,109	(1,606,553)	2,972,576
Capital contribution	21,980,340	21,980	5,592,010		5,613,990
Net loss for period				(864,196)	(864,196)

Balance, November 30, 2004	45,000,000	45,000	10,148,119	(2,470,749)	7,722,370
Net income for period				1,955,119	1,955,119

Balance, May 31, 2005	45,000,000	$45,000	$10,148,119	$(515,630)	$ 9,677,489

The accompanying notes are an integral part of these financial statements.

-F16-

CHINA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Month Periods Ended May 31, 2005 and 2004

(Unaudited)

	Six Months	Six Months
	May 31,	May 31,
	2005	2004
CASH FLOWS FROM OPERATIONS:
Net income	$ 1,955,119	$ 223,911
Charges not requiring the outlay of cash:
Depreciation and amortization	179,551	53,402
Changes in assets and liabilities:
(Increase)decrease in accounts receivable	(1,043,005)	683,127
Increase in note receivables	(6,043)	-
Increase in other receivables	2,119,558	688,206
Decrease (increase) in advances to suppliers	(1,824,898)	1,066,473
Decrease (increase) in inventory	102,247	(28,952)
Increase (decrease) in accounts payable	(33,563)	170,285
Increase advance from customers	753,380	1,339,048
Increase in accruals and other liabilities	(875,768)	(116,249)
Increase in long term prepaid expense	(249,748)	-
Net Cash Provided By Operating Activities	1,076,830	4,079,251
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(531,565)	(1,732,509)
Increase in construction in progress	(1,326,094)	75,946
Increase in long term investments	(120,900)	(175,864)
Increase in development expense	-	(395,066)
Decrease in deferred charges	7,147	23,280
Net Cash Consumed By Investing Activities	(1,971,412)	(2,204,213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	-	4,154,734
Advances from shareholder	1,201,130	(4,914,489)
Minority interest	480	(101)
Net Cash Provided By Financing Activities	1,201,610	(759,856)
Net change in cash	307,028	1,115,182
Cash balance, beginning of period	1,687,816	909,746
Cash balance, end of period	$ 2,024,928	$ 2,024,928

The accompanying notes are an integral part of these financial statements.

-F17-

CHINA ENERGY CORPORATION.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2005

(Prepared Without Audit)

1.

BASIS OF PRESENTATION

The unaudited interim financial statements of China Energy Corporation. (“the Company”) as of May 31, 2005 and for the six month periods ended May 31, 2005 and 2004, have been prepared in accordance with accounting principles generally accepted in the United States of America.  In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods.  The results of operations for the six month period ended May 31, 2005  are not necessarily indicative of the results to be expected for the full fiscal year ending November 30, 2005.

Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading.  The accompanying unaudited financial statements should be read in conjunction with the financial statements of the Company for the year ended November 30, 2004.

1.

SEGMENT REPORTING

The schedule below presents condensed information about the two Company segments for the six month periods ended May 31, 2005 and 2004.  There are no differences from the year end financial statements in the basis of segmentation or the basis of segment profit or loss.  There are no differences between the measurements used to report operations and assets of the reported segments and the results of operations and assets reported on the consolidated financial statements.

-F18-

CHINA ENERGY CORPORATION.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2005

(Unaudited)

	2005			2004
	Heat Power	Coal Group	Total	Heat Power	Coal Group	Total
Sales to external customers	$ 853,040	$4,882,674	$ 5,735,714	$ 475,896	$1,685,438	$ 2,161,334
Intersegment revenue	-	-	-	-	-	-
Profit before taxes	92,593	2,018,793	2,111,384	(261,656)	485,567	223,911
Segment assets	11,656,224	4,226,877	15,883,101	4,053,629	8,493,587	12,547,216

-F19-

________________________________________________________________________

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

Available Information

Upon the effectiveness of our registration statement, we will file reports with the SEC. We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Although we are not obligated to send an annual report to our security holders, we will voluntarily send an annual report, including audited financial statements, to any security holder who requests an annual report.

Information Not Required In The Prospectus

Indemnification of Directors and Officers

Our  officers and directors are indemnified as to personal liability as provided by  the  Nevada Revised Statutes (“NRS”) and our bylaws.  Section 78.7502 of the NRS  provides  that a corporation may eliminate personal liability of an officer or  director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such  indemnification is limited if such party  acted in good faith and in a manner which he reasonably believed to be in or  not  opposed  to  the  best  interest  of  the  corporation.

Our  articles of incorporation and bylaws allow us to indemnify our officers and directors  up  to  the  fullest  extent  permitted  by  Nevada  law,  but  such indemnification  is  not automatic.  Our bylaws provide that indemnification may not  be made to or on behalf of a director or officer if a final adjudication by a  court  establishes  that the director or officer’s acts or omissions involved intentional  misconduct,  fraud,  or  a  knowing  violation  of  the law and was material  to  the  cause  of  action.

________________________________________________________________________

Unless  limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful,  on  the  merits  or  otherwise, in the defence of any proceeding to which  the  director  was a party because of being a director of the corporation against  reasonable  expenses  incurred  by  the director in connection with the proceeding.

We  have  been  advised  that,  in  the  opinion  of  the  SEC,  this  type  of indemnification  is  against public policy as expressed in the Securities Act and  is,  therefore,  unenforceable.  In  the  event  that  a  claim  for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful  defence of any action, suitor proceeding, is asserted by a director, officer  or  controlling  person  in  connection  with  the  securities  being registered,  we  will  submit  the  question of whether indemnification by us is against  public policy to an appropriate court and will be governed by the final adjudication  of  the  case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

We incurred the following expenditures relating to this offering.  We are paying all these expenses and will not be reimbursed by the selling shareholders.  Selling shareholders are responsible for their own selling costs.  The following are all estimates except for the SEC registration fee:

SEC registration fee	$726.69
Transfer Agent Fees	$ 5,000
Accounting and audit fees and expenses	$ 50,000
Legal fees and expenses	$ 40,000

Total	$ 95,726.69

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

On November 30, 2004, we entered into a Share Exchange Agreement with Coal Group and Heat Power, Chinese Corporations whereby we acquired all the issued and outstanding stock of Coal Group worth $7,255,140 and 49% of the issued and

________________________________________________________________________

outstanding stock of Heat Power worth $1,185,006 valued at a total of $8,440,146 for consideration of 45,000,000 of our common stock.  The remaining 51% of Heat Power is owned by Coal Group.  As a result of this Agreement, Coal Group and Heat Power became our wholly owned subsidiaries.  These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The common stock issuance was exempt from registration pursuant to Section 3(b) and 4(2) of the Securities Act, including Rule 506 of Regulation D and Regulation S promulgated under the Act.  We have complied with the requirements of Regulation S by having no directed selling efforts made in the United States, ensuring that the investors are non-U.S. persons with addresses in a foreign country and having the investors make representation to the Company certifying that he or she is not a U.S. person and is not acquiring the common stock for the account or benefit of a U.S. person other than persons who purchased common stock in transactions exempt from the registration requirements of the Securities Act; and also agrees only to sell the common stock in accordance with the registration provisions of the Act or an exemption there from, or in accordance with the provisions of the Regulation.

________________________________________________________________________

EXHIBITS

Exhibit Number	Description
3.1	Certificate of Incorporation, dated October 14, 2002-Omega Project Consultations Inc.
3.2	Certificate of Incorporation, dated November 3, 2004- China Energy Corporation
3.3	Articles of Incorporation, dated October 11, 2002- Omega Project Consultations Inc.
3.4	Certificate Amending Articles of Incorporation dated November 3, 2004 changing our name to “China Energy Corporation” and increase our authorized capital to 200,000,000 from 75,000,000.
3.5	Bylaws, effective October 12, 2002
5.1	Lonsdale Legal Centre Opinion Letter
10.1	Share Exchange Agreement between China Energy Corporation and Inner Mongolia Tehong Coal Group Co., Ltd and Inner Mongolia Zhunger Heat Power Co., Ltd., dated November 30, 2004.
10.2	Monopoly license granted by the Zhunger County People’s Government, dated July 29, 2003
10.3	Contract with Inner Mongolia Electric Power (Group) Co., Ltd., dated July 14, 2003
10.4	Contract with Inner Mongolia Litai Coking Co., Ltd, January 8, 2004
10.5	Contract with Inner Mongolia Litai Coking Co., Ltd, January 18, 2005
10.6	Contract with Zhejiang Energy Fuxing Fuel Co., Ltd, dated January 8, 2005
10.7	Contract with Zhunger County Hadaigaole Village Hongtaizi Nuanshuigou Coalmine, dated October 8, 2004
10.8	Contract with No.2 Metallurgy Building & Installing Co., Ltd., Part 1 dated May 18, 2004
10.9	Contract with No.2 Metallurgy Building & Installing Co., Ltd., Part 2 dated May 18, 2004

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10.10	Contract with Zhunger Gongxing Construction Engineering Co., Ltd. dated September 10, 2004
10.11	Contract with Inner Mongolia Electric Power Building & Installing Co., Ltd. dated May 31, 2004
10.12	Contract with Erdos City Tianbao Construction Building Supervising Co., Ltd. dated Sept 17, 2004
10.13	Contract with Inner Mongolia Huake Construction Building Supervising Co., Ltd dated September 17, 2004
10.14	Production Flow Chart
10.15	Standard employment contract
10.16	Coal Pricing Certificate
10.17	Acquisition of LaiYeGou Coal Mine, dated June 18, 1999
23.1	Consent Letter from Robert Jeffrey, CPA
99.1	Coal Group Business license, effective August 8, 2000
99.2	Heat Power Business License, effective September 28, 2003
99.3	Ministry of Finance and National tax administration bureau: Tax exemption for Heat Supply Industries
99.4	U.S. Department of State – Country Report on Human Rights Practices – 2003 China
99.5	Standard Mine Safety Manual
99.6	Coal Group Property Certificate: 1st Floor-Left
99.6(a)	Coal Group Property Certificate: 1st Floor-Right
99.7	Coal Group Property Certificate: 2nd Floor-Left
99.7(a)	Coal Group Property Certificate: 2nd Floor-Right
99.8	Coal Group Property Certificate: 3rd Floor-Left
99.8(a)	Coal Group Property Certificate: 3rd Floor-Right
99.9	Geological survey of LaiYeGou Mine dated August 10, 1999

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hohhot, Inner Mongolia, China on the 26th day of September.

CHINA ENERGY CORPORATION

Date: September 26, 2005

/s/ WenXiang Ding

By:

WenXiang Ding

President, Chief Executive Officer and Director

/s/ WuSheng Liu

By:

WuSheng Liu

Secretary, Chief Financial Officer

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POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints WenXiang Ding, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

	SIGNATURE	CAPACITY IN WHICH	DATE
SIGNED

By:	/s/ WenXiang Ding	President, Chief Executive	September 26, 2005
	WenXiang Ding	Officer, Secretary Chairman of the Board and Director

By:	/s/ WuSheng Liu	Chief Financial Officer	September 26, 2005
WuSheng Liu